                                                                    Exhibit 10.7

================================================================================



                                COLLECTIVE LABOUR
                                    AGREEMENT



                                 ENTERED INTO BY



                                 NORDX/CDT, INC.



                                       AND



                                CANADIAN UNION OF
                              COMMUNICATION WORKERS

                                     UNIT 4



                                    EFFECTIVE
                       FROM JUNE 10, 2001 TO JUNE 9, 2006



================================================================================

                                INDEX - ARTICLES

Article 1      Recognition .................................................   5
Article 2      General purpose .............................................   5
Article 3      Management rights ...........................................   6
Article 4      Non-discrimination ..........................................   6
Article 5      Representation ..............................................   7
Article 6      Complaints and grievances ...................................   7
Article 7      Arbitration .................................................  11
Article 8      Union activities during working hours .......................  12
Article 9      Access to personnel cards ...................................  12
Article 10     Information to Union Head Office ............................  13
Article 11     Bulletin boards .............................................  14
Article 12A    Union and continuous service ................................  14
Article 12B    Promotion, Bumping & Layoff .................................  18
Article 13     Supplementary Unemployment Benefits .........................  24
Article 14     Notices .....................................................  26
Article 15     Safety and health ...........................................  27
Article 16     Uninterrupted production ....................................  30
Article 17     Job evaluation ..............................................  30
Article 18     Leaves of absence ...........................................  31
Article 19     Validity ....................................................  38
Article 20     Deduction of regular dues ...................................  38
Article 21     Work performed by supervisors ...............................  38
Article 22     Disciplinary action .........................................  39
Article 23     Hours of work ...............................................  39
Article 24     Overtime general provisions .................................  45
Article 25     Overtime ....................................................  46
Article 26     Attendance incentive ........................................  48
Article 27     Offshift differential .......................................  49
Article 28     Minimum compensation ........................................  49
Article 29     Plant holidays ..............................................  50
Article 30     Vacations ...................................................  52
Article 31     Pension plan and other benefits .............................  55
Article 32     Production standards ........................................  55
Article 33     Cost of living allowance ....................................  56
Article 34     Wage administration plan groups B-E inclusively .............  58
Article 35     Production technicians ......................................  59
Article 36     Wage administration plan apprentices A1 and A2 ..............  59
Article 37     Rate protection .............................................  60
Article 38     Skilled trades ..............................................  61
Article 39     Rates of pay group A-E inclusively ..........................  66
Article 40     Rates of pay trades classification ..........................  67
Article 41     Protection for employees on workforce restructuring .........  68
Article 42     Modification, renewal and termination .......................  72
Annexe A       Pension / Benefits ..........................................  89

                               ALPHABETICAL INDEX

Article 9      Access to personnel cards ...................................  12
Article 7      Arbitration .................................................  11
Article 26     Attendance incentive ........................................  48
Article 11     Bulletin boards .............................................  14
Article 6      Complaints and grievances ...................................   7
Article 33     Cost of living allowance ....................................  56
Article 20     Deduction of regular dues ...................................  38
Article 22     Disciplinary action .........................................  39
Article 2      General purpose .............................................   5
Article 23     Hours of work ...............................................  39
Article 10     Information to Union Head Office ............................  13
Article 17     Job evaluation ..............................................  30
Article 18     Leaves of absence ...........................................  31
Article 3      Management rights ...........................................   6
Article 28     Minimum compensation ........................................  49
Article 42     Modification, renewal and termination .......................  72
Article 4      Non-discrimination ..........................................   6
Article 14     Notices .....................................................  26
Article 27     Offshift differential .......................................  49
Article 25     Overtime ....................................................  46
Article 24     Overtime general provisions .................................  45
Annexe A       Pension / Benefits ..........................................  89
Article 31     Pension plan and other benefits .............................  55
Article 29     Plant holidays ..............................................  50
Article 32     Production standards ........................................  55
Article 35     Production technicians ......................................  59
Article 12B    Promotion, Bumping & Layoff .................................  18
Article 41     Protection for employees on workforce restructuring .........  68
Article 37     Rate protection .............................................  60
Article 39     Rates of pay group A-E inclusively ..........................  66
Article 40     Rates of pay trades classification ..........................  67
Article 1      Recognition .................................................   5
Article 5      Representation ..............................................   7
Article 15     Safety and health ...........................................  27
Article 38     Skilled trades ..............................................  61
Article 13     Supplementary Unemployment Benefits .........................  24
Article 16     Uninterrupted production ....................................  30
Article 8      Union activities during working hours .......................  12
Article 12A    Union and continuous service ................................  14
Article 30     Vacations ...................................................  52
Article 19     Validity ....................................................  38
Article 36     Wage administration plan apprentices A1 and A2 ..............  59
Article 34     Wage administration plan groups B-E inclusively .............  58
Article 21     Work performed by supervisors ...............................  38

                                 INDEX - LETTERS

Letter 1       Definition of groups ........................................  74

Letter 2       Funds .......................................................  75

Letter 3       Retirement terms ............................................  75

Letter 4       Gainsharing .................................................  76

Letter 5       Students ....................................................  77

Letter 6       Pre-retirement program ......................................  77

Letter 7       Movement in and out of various shift patterns ...............  78

Letter 8       Surplus machine operator ....................................  79

Letter 9       Rate adjustment for employees on disability .................  79

Letter 10      Definition of terms .........................................  80

Letter 11      Vacation calculations .......................................  81

Letter 12      Overtime ....................................................  82

Letter 13      Retirement allowance plan ...................................  85

Letter 14      Benefits manual .............................................  85

Letter 15      Group A evolution ...........................................  86

Letter 16      Management of group A employees at $21.77 ...................  86

Letter 17      Benefits increase ...........................................  87

Letter 18      Supplementary unemployment benefits (SUB) ...................  87

                              COLLECTIVE AGREEMENT


MEMORANDUM OF AGREEMENT made




BETWEEN:


               NORDX/CDT, Inc.
               a corporation organized and existing under the laws of Canada

               Hereinafter called the "Company"



                                                               OF THE FIRST PART


AND:


               CANADIAN UNION OF COMMUNICATION WORKERS, a body corporate duly incorporated under the provisions of the Professional Syndicates Act of the Province of Quebec.

               Herinafter called the "Union"



                                                              OF THE SECOND PART

                             ARTICLE 1 - RECOGNITION

1.01 Whereas the Canadian Union of Communication Workers was duly certified under the Labour Relations Act by the Labour Relations Board of the Province of Quebec on July l3th, l945, the Company recognizes the Union as the exclusive bargaining agency for all shop clerks, production and skilled trades hourly rated non-supervisory employees in the Province of Quebec excluding Plant Security Staff and janitorial services. This Agreement applies to Unit No.4 of the Union.

1.02     Under this Agreement, "employee" shall mean:

         A person who is actively employed by NORDX/CDT in the capacity of a non-supervisory hourly rated employee as described above.

         Actively employed refers to a person on the active payroll and paid a wage for work performed for the Company. A person on the active payroll (except for layoff allowance) absent because of illness, injury or other causes which do not interrupt accumulation of service with the Company is considered an employee.

         During the term of this collective agreement, should the Company establish new plant facilities in Quebec to manufacture products currently being produced in any of its present manufacturing location on the island of Montreal, the Company will acknowledge the Canadian Union of Communication Workers as the exclusive bargaining agency for employees described above.

                           ARTICLE 2 - GENERAL PURPOSE

2.01 The purpose of this Agreement is to maintain a harmonious relationship between the Company and its employees and to provide an amicable method of settling any differences or grievances which may arise with respect to matters covered by this Agreement.

2.02 The Company and the Union are committed to meet upon request of one or both parties to identify and discuss matters of mutual interest. When both parties find it appropriate, working committees will be implemented with a mandate to analyze certain problems and suggest appropriate solutions.

         These committees will be composed of both Union and Company representatives and any other appropriate person convened by one of the parties. The parties will be informed in advance, as far as it is practicable, of the names of the people who will participate in these committees.

         Changes resulting from the working committees may form part of the present collective labour agreement.

                          ARTICLE 3 - MANAGEMENT RIGHTS

3.01 The Union acknowledges that it has been and still is the exclusive right of the Management of the Company to: hire, lay-off, discharge, classify, transfer, promote, demote or discipline employees, subject to the provisions of this Agreement.

3.02 The Union acknowledges the exclusive right of the Company to operate and manage its business in all respects in accordance with its obligations and generally to manage the enterprise in which the Company is engaged, and without restricting the generality of the foregoing to determine the number and location of work areas, the methods to be used in operations, schedules, kinds and location of machines and tools to be used, processes of repairing, warehousing and installing and the control of material and parts to be used.

3.03 The functions outlined above will be exercised in a manner not inconsistent with the terms of this Agreement.

                         ARTICLE 4 - NON-DISCRIMINATION

R 4.01 The Company agrees that there shall be no discrimination or intimidation by the Company or any of its agents against any employee or group of employees because of membership or non-membership in the Union or for having exercised a right included in this Agreement or in the Labour Code.

4.02 The Company also agrees that representatives of the Union shall be free to discharge their duties in an independent manner without fear that their individual relations with the Company may be affected in the least degree by any action taken by them in good faith in their representative capacity.

4.03 The Union agrees that neither its officers nor its members will intimidate, discriminate against or coerce any employee or group of employees for the reason that they are or are not members of the Union.

4.04 There shall be no discrimination against any employee because of sex, race, religious creed, colour, national origin, sexual orientation, marital status, civil status, handicap or age, except to the extent that legislation so permits.

4.05 In this Collective Agreement, words using the masculine gender include the feminine and the feminine masculine; the singular includes the plural, and the plural singular, where the text so indicates.

                           ARTICLE 5 - REPRESENTATION

R 5.01 The number of "District Representatives" necessary to carry out the provisions of this agreement on the Company premises shall be as mutually agreed upon from time to time between the Company and the Union.

         The number of Group Representatives shall be one (1) per approximately one hundred and fifty (150) employees in the bargaining unit, but with a minimum of two (2) Group representatives.

5.02 The Union agrees to furnish the Company with the names of its duly elected officers and representatives appointed to perform any act in connection with the carrying out of this Agreement, and undertakes to promptly notify the Company of any change in the membership of officers or representatives.

5.03 The Company agrees that Group Representatives will not be transferred from their voting group, except for upgrading, promotional opportunities or for effect of lack of work.

5.04 For the purpose of an effect of lack of work, a Group Representative will not be downgraded or transferred laterally from his voting group while there are junior service employees retained on the same grade or lower graded jobs which the Group Representative can perform within his own voting group.

R 5.05 For the purpose of an effect of lack of work, a Group Representative who has served for four (4) or more years consecutively and has ten
         (10) years continuous service shall be deemed to have the most seniority within his voting group.

R 5.06 For the purpose of an effect of lack of work, a District Representative shall be deemed to have the most seniority within his voting district.

N 5.07 The Company agrees that any elected District Representative shall be assigned to no less than group D or its equivalent (maximum rate) provided however, should he cease to be a District Representative, he shall revert to the job and group (or its equivalent) which he held prior to his election.

                      ARTICLE 6 - COMPLAINTS AND GRIEVANCES

R 6.01 For the purpose of this agreement, a grievance shall mean any disagreement respecting the interpretation or application of the collective agreement, including:

         a) Wages, hours of work or other working conditions as contained in this agreement.

         b) Charges or allegations that an employee or group of employees has been treated unfairly or discriminated against by the Company concerning conditions contained in this agreement.

R 6.02 The Company agrees that any employee or Representative thereof may approach Management through supervisory line organization, starting with his first level manager, concerning matters which deserve consideration, modification or improvement.

6.03 It is the mutual desire of the parties hereto that complaints and grievances of the employees be adjusted as quickly as possible.

R 6.04 Any grievances shall be dealt with in accordance with the grievance procedure which follows:

         N 6.04.01   Pre-step

                   It is understood that an employee having a complaint will first give the first-level manager concerned an opportunity of adjusting the condition causing his complaint by presenting it within fifteen (15) days following the awareness of the event which caused it. The employee may request the assistance of a Union Representative when taking up a complaint with the first-level manager. The first-level manager concerned shall give a verbal answer within two (2) working days.

         R 6.04.02   Step 1

                   Failing satisfactory settlement at the pre-step, the grievance shall be submitted in writing to the first-level manager concerned within ten (10) working days. The first-level manager shall give a written answer within five
                   (5) working days following reception of the grievance. The written answer must indicate the name of the responsible person at the second step for this grievance.

         6.04.03     Step 2

                   Failing satisfactory settlement at the first step, within five (5) working days following the answer, the grievance shall be submitted, in writing to the second-level manager with a copy to the first-level manager concerned. The second-level manager shall convene a meeting within ten (10) working days with the District Representative and/or his delegate, the HR Director and/or his delegate and any other appropriate person convened by one of the parties; the parties shall be informed in advance of the names of the people invited to this meeting. Following this meeting, the management representative shall send a written answer within five (5) working days after the meeting.

         6.04.04 Any period of time specified in the grievance procedure may be extended by mutual agreement.

         6.04.05   Grievances concerning employees laid off

                   The Company and the Union agree that grievances arising from any layoff shall be submitted in writing at the second step by the Union to the designated management representative of the business unit within ten (10) working days after the Union is in receipt of notification of layoff.

                   The designated management representative must submit his written answer within five (5) working days.

         6.04.06   Grievances concerning dismissals and suspensions

                   Any grievance involving a dismissal shall commence at Step 2 of the Grievance Procedure within ten (10) days after the Union has been notified in writing of such disciplinary action.

                   Any grievance involving a suspension shall commence at Step 1 of the Grievance Procedure within ten (10) days after the Union has been notified in writing of such disciplinary action.

         6.04.07   Grievances relative to job descriptions and evaluations

                   In the event that an employee or the union believes his job write-up does not reflect his assignment, he must discuss and review his job description with the first-level manager and if the problem is not resolved within a delay of thirty (30) days, a grievance may be processed in accordance with the grievance procedure commencing at the second step.

                   Job Evaluation grievances shall be processed in accordance with the grievance and arbitration provisions of this agreement. If it feels the need, the union may meet with the evaluation committee. In the event of arbitration proceedings of a job evaluation grievance, the Union will, upon request, be allowed to have the job reviewed by a Union Representative for a reasonable period of time accompanied by a member of the Job Evaluation Committee.

         R 6.04.08   Job posting grievances

                   Any grievance related to a job posting must be submitted within three (3) days of the posting of the employee's name selected for the job, in accordance with the grievance procedure commencing at the first step. For employees on a twelve (12) hour schedule, the grievance must be submitted within eight (8) days of the posting of the employee's name selected for the job.

                   In the event that the selection for a job vacancy is in dispute, the grievor and the incumbent shall be the only ones considered for the position in contention. The right to grieve shall be restricted to employees who apply for the vacancy. Following a grievance, the names of all applicants shall be made available to the designated Union Representative, if requested.

         N 6.04.09 - Union grievance, group grievance and collective grievance

                   In the case of a union grievance, a group grievance or a collective grievance, it will be submitted at the second step of the grievance procedure within thirty (30) days of the awareness of the event which caused it.

         R 6.04.10   Referral to arbitration

                   Any grievance which is not satisfactorily settled in accordance with this Article may be referred to arbitration as provided in Article 7. The request for arbitration shall be forwarded to the designated management representative and must be made within twenty-one (2l) days after the final decision of the Company has been given at Step 2, or when the time limits mutually agreed upon have expired.

6.05     Disposition

         6.05.01 - An employee, if he so desires, may take up a grievance as an individual, through the regular line of organization without recourse to the grievance procedure, up to and including the designated second-level manager as the final step. The Company, however, undertakes that it will not attempt to settle any grievance directly with the employee involved if his grievance has already been discussed with the Company by a Union Representative pursuant to the grievance procedure.

         6.05.02 - The Union Representative may intercede on behalf of his members at any time on matters covered by the Agreement which, in his opinion, may affect the employees, either as individuals or as a group, regardless of whether his action is taken as a result of a complaint by an individual or a group or as a result of personal observation.

                             ARTICLE 7 - ARBITRATION

7.01 Should the Company and the Union fail to reach an agreement in regard to any differences concerning the interpretation or alleged violation of this Agreement, the matter may be submitted to a single Arbitrator.

7.02 The parties shall attempt to agree on the choice of an arbitrator within twenty (20) working days following the serving of the notice, or within the period of time agreed upon by both parties. Failing agreement by the parties on an arbitrator, an arbitrator shall be appointed by the Minister of Labour at the request of either of the parties.

7.03 The arbitrator, however, shall not have jurisdiction to alter or change any of the provisions of this Agreement or to substitute any new provisions in lieu thereof, nor to give any decisions inconsistent with the terms and provisions of this Agreement.

7.04 A grievance submitted within fifteen days of the date on which the cause of the action was initiated, cannot be rejected by the arbitrator for the sole reason that the expected delay in this collective agreement has not been respected.

7.05 A grievance claiming an employee has been unjustly discharged or suspended may be settled by one of the following steps:

         a) Confirming Management's action in discharging or suspending the employee, or

         b) Re-instating the employee with full compensation for time lost, less earnings from other sources, or

         c) Any other penalty which is just and equitable in the opinion of the arbitrator.

7.06     a)  The conferring parties may have the assistance of the employee or employees concerned and any necessary witnesses and all reasonable arrangements will be made to permit the conferring parties to have access to work areas to view operations and to confer with the necessary witnesses.

         b) Both parties agree to disclose to each other documentation which may be used in arbitration.

7.07 The Company shall not reimburse employees for pay lost in connection with arbitration proceedings.

7.08 Both parties hereto will bear equally the expense of the arbitrator appointed.

7.09 The arbitrator must render a decision within thirty (30) days after he has heard the parties on the grievance.

                ARTICLE 8 - UNION ACTIVITIES DURING WORKING HOURS

8.01 Representatives shall be permitted to leave their regular work for a reasonable length of time to perform their duties in connection with this Agreement subject to the approval of their immediate supervisor or manager of the department where they are employed.

8.02 The Company agrees to pay employees at their hourly rate (except those on leave of absence) who are Union Representatives for reasonable time spent in the proper administration of this Agreement, during regular working hours.

8.03 The Company reserves the right to prohibit soliciting of membership in the Union during working hours or on Company premises.

R 8.04 Newly hired employees will be introduced by their immediate manager to their District Representative or Group Representative. The Representative may meet with the new employee for a reasonable length of time.

                      ARTICLE 9 - ACCESS TO PERSONNEL CARDS

9.01 Any employee, upon request, shall have the right to review his own personnel and/or attendance record card, either individually or jointly with the District Representative in the presence of the employee's immediate supervisor or a representative of the Human Resources Department.

9.02 The personnel card and/or attendance record card of any employee in the representative's constituency shall also be made available to the Union District Representative for the purpose of review, if information is required from such records as a result of a complaint or grievance.

9.03 In the case of a grievance, the employee's representative will have access to documents concerning the employee which are pertinent to the issue. Such documents will include, but will not be limited to, information related to education, job performance, training and experience.

9.04 Review of such information will take place in the presence of the employee's immediate supervisor or a representative of the Human Resources Department.

9.05 The Company will provide, upon request, to the district representative a copy of the employee's employment history and any other information needed as far as the law permits.

                        ARTICLE 10 - INFORMATION TO UNION
                    (HEAD OFFICE AND DISTRICT REPRESENTATIVE)

10.01 The Company agrees to provide lists of hourly rated employees eligible for membership in the Union entering the service of the Company, and also to provide, within one week, lists of hourly rated employees covered by this Agreement whose employment with the Company is terminated.

10.02 The Company will provide the Union, through the Human Resources organization, a weekly list of hourly rated employees covered by this Agreement who are either hired, returning to work, transferred, laid off, terminated, placed on maternity and/or parental leave of absence, on leave of absence, on long-term disability, pensioned or have resigned.

10.03 The Company agrees to provide monthly to the Union lists by name and employee number of all employees covered by this Agreement. The lists shall be compiled by department in order of Union service date with the Company together with the analysis number of the job and the job code to which the employee is assigned. The Company shall also supply the Union service dates of employees being laid off.

10.04 The Company agrees to provide to the Union semi-annually, in August and February, a list of the names, employee numbers, department numbers and addresses of all hourly rated employees coming under its jurisdiction.

R 10.05 The Company agrees to notify the Union in writing of those cases in which an employee has been given a review letter - L.A.R.C.

10.06 The Company agrees to provide to the Union, through the Human Resources organization, a copy of published Organizational Notices/Lists. In addition, the Company will inform the Union when an employee is assigned to a temporary manager position as well as the anticipated duration.

10.07 The Company agrees to provide to the Union, monthly, a list showing names and overtime hours paid during the preceding month.

10.08 For the purpose of this article, the word Union refers to the Union's head office and District Representative.

10.09 Upon the Union's request, the Company agrees to provide, through the Human Resources organization, a copy of the preferred hiring list.

10.10 The Company will provide the Union Representative with information in any specific case where an employee has resigned and the Union Representative feels the resignation was not totally voluntary, so that the Union may investigate the matter before the employee leaves the premises and, if deemed advisable, request the appropriate manager concerned for a prompt review and, where deemed appropriate, a modification of the case.

         N 10.11 The Company will provide the Union representative, upon request, a list containing the names of the employees on light duty assignment and the expected duration of this assignment, as well as a list of the employees who are absent for personal or professional sickness or accident for a duration of more than one month.

         N 10.12 The Company will provide the Union representative a list containing the employees on temporary postings.

                          ARTICLE 11 - BULLETIN BOARDS

11.01 The Company will furnish, install and maintain a reasonable number of glassed-in and locked bulletin boards as is mutually agreeable, and in locations satisfactory to the Company and the Union.

11.02 The Bulletin Boards may be used for any and all of the following purposes concerning the bargaining unit covered by this Agreement as may be determined by the Union:

         a) Notices of Union meetings and the reasons therefor.
         b) Notices of nomination elections or referendums.
         c) Results of elections or referendums.
         d) Official records and reports relating to the operation of the Union.
         e) Copies of agreements between the Company and the Union.
         f) Notices of recreational and social affairs.

         11.02.01 All such notices shall be approved by the Director of human resources or his delegate and the District Representative advised, before being posted.

11.03 When Company notices which refer to the Union are to be posted, the Company agrees to advise the Union of the contents before such notices are posted.

                             ARTICLE 12A - UNION AND
                               CONTINUOUS SERVICE

12.01 Continuous credited service and Union service shall be based on the date established on the Company records. The continuous credited service and the

         Union service in the Company shall accumulate from the employee's date of hiring to the following conditions:

         R 12.01.01 Continuous credited service and Union service shall terminate for the following reasons:

                    a) Voluntary resignation.

                    b) Discharge for just cause if not reversed through the
                       grievance procedure.

                    c) Absence from work for three (3) or more consecutive
                       working days without the Company being notified. It is considered in such circumstances that the employee has resigned voluntarily unless exceptional conditions, recognized by the Company as such, are involved.

                       After the second (2nd) consecutive working day of absence, the Company will advise the District Representative.

                    d) Inability to return to work within two (2) years after
                       sick benefits (if any) have expired; except where an employee is eligible for Company pension.

                    e) Inability to return to work within four (4) years from
                       the first full day of absence due to a work accident disability, as recognized by the CSST. In cases where there has been a return to work and a relapse, as recognized by the CSST, from the same work accident occurs, the aforementioned four (4) year period will be calculated as if it were a new accident.

                    f) Failure to return to work from layoff within one (l) week after having been notified to report; or within two (2) weeks after having been notified and given satisfactory explanation for not returning at the end of the first week.

                       It is agreed that laid off employees being recalled will be permitted to give their present employer reasonable notice of termination in order to accept recall.

                    g) Failure to return from layoff within the "Union and
                       Continuous service maintains" times, outlined in 12.01.03.

         R 12.01.02 Deductions from continuous service shall be made for the following reasons:

                    a) When an employee with less than three (3) full calendar months of continuous service is absent without pay due to sickness, that period of absence up to one (1) month only in any consecutive twelve (12) month period, will be granted upon return to work.

                    b) Any period of leave of absence in excess of one (1) month in any consecutive twelve (12) months for which approval is granted without credit for continuous service.

                    c) For calculation purposes, union service and continuous
                       service shall be calculated from the first day of the week following the employee's layoff.

         R 12.01.03 An employee shall maintain recall rights following layoff in accordance with provisions set out below; his continuous service and Union service shall be accumulated and/or maintained as follows:

         Union service                 Recall rights    Continuous       Continuous
         at date of                                     service          service
         layoff                                         accumulates      maintains
                                                                         Union service
                                                                         accumulates
                                                                         and maintains
         Probation completed and
         less than 1 year              18 months        * 12 months      *  18 months

         1 year but less than 5
         years                         54 months        * 24 months      *  54 months

         5 years or more               66 months        * 24 months      *  66 months

         * NOTE: If employee returns from layoff within above periods.

         12.01.04 Continuous service shall be bridged for the following reasons:

                    An employee whose term of employment has been broken and who is subsequently re-employed shall be credited with previous continuous service in the following manner, provided that the employee had six (6) months or more of previous continuous credited service when the term of employment was broken.

         Period of service break            Previous continuous service credited

         1 month or less                    at time of re-employment

         greater than 1 month but less      after completing a period of
         than 1 year                        continuous service equivalent to the
                                            period elapsed since recall rights
                                            expired or since the event causing
                                            the service break occurred

         1 year or more                     after completing 1 year of
                                            continuous service

         R 12.01.05 Union service shall be adjusted for the following reasons:

         a) Employees returning to the bargaining unit, without continuous service break, following an absence, shall have all their Union service immediately credited on the basis of full Company service acquired.

         b) Employees from C.O.E.U. shall be credited with the Union service they acquire while in the bargaining unit. The Union service of employees so affected will be adjusted on the basis of full Company service acquired.

         c) Employees whose recall rights within the bargaining unit have expired and who are subsequently rehired shall have their Union service immediately credited less the period which exceeds the time limit stipulated in paragraph 12.01.03 to maintain the Union service.

         d) Employees of the bargaining unit whose term of employment has been broken, other than for expiry of recall rights, and are subsequently rehired shall have their previous Union service credited after one (1) year in the bargaining unit.

         e) An employee's Union service will cease when the employee leaves the bargaining unit.

         f) Regarding the application of article 12, the trade employees who have never worked in the occupational groups of the production employees and who fill a position from one of these groups, will not get their union service credited. These employees will not however be considered as new employees or probationary employees as per article 12.02.

12.02 A newly hired employee shall be considered as a probationary employee and shall hold no rights as specified in article 12 of this agreement for the first regular eighteen (18) weeks worked. The eighteen (18) weeks worked probationary period shall be accumulated within not more than one (1) year. After this date, his Union service rights will be retroactive to the hiring date.

         A probationary employee is eligible to become a member of the Union and to be covered by all of the provisions of the agreement except when the employee's service is terminated during the probationary period. Such termination of employment shall be subject to the grievance procedure, up to the second step.

         In the event of lack of work, a probationary employee will be laid off in reverse order of the number of regular days worked (Monday to Friday) and shall have precedence over any other hiring from outside the Company, if he submits an application for employment at the time of leaving. A list of these probationary laid off employees who have submitted an application of employment will be given to the Union.

                                  * ARTICLE 12B
                          PROMOTION, BUMPING AND LAYOFF

R 12.03        Promotions

         R 12.03.01 In making permanent promotions at group D and higher, the
                    Company shall take into consideration ability, skill, experience (excluding experience acquired on temporary posting and on temporary assignments) and Union service. Where the first three factors are relatively equal, Union service shall prevail. Job vacancies at group A, B and C shall be filled on the basis of Union service from among those employees who apply.

               i) Subject to the provisions of paragraph 12.03.01, selections for filling vacancies will be made, amongst others, from qualified employees in the same group and qualified employees in a higher group than that of the vacancy.

         R 12.03.02 (a) The Company will post notices of job vacancies, excluding temporary assignments, in all levels for a period of eight (8) working days. Selections will be made in accordance with paragraph 12.03.01.

                    (b) A vacancy which is to be filled by the reinstatement of an employee to his former job from which he was displaced, need not be posted.

                    (c) A vacancy in level 1 which is to be filled by an
                        employee returning to the bargaining unit within one (1) year will not be posted, providing there is no employee with more Union service on the recall list.

                    (d) Following a job posting, the selection will be made as early as it is practical. If the selection is not made within thirty (30) days following the end of the posting period, the job posting will be cancelled. Within eight (8) working days after the selection, the name of the successful candidate will be posted on the notice boards for a period of eight (8) working days and also forwarded to the Union head office and district representative in writing.

R 12.04 For group D and higher jobs, the qualifications evaluation process for applicants will be subject to consultations between the Company and the district representative.

N 12.05 a) An employee applying on a job posting from the same group as he/she occupies will have to have completed a continuous period of four (4) months on the job he/she holds, except in the cases where the assignment is a direct result of article 12.07 (effect of lack of work).

               b) When an employee is selected following a group A job posting, he/she has a 2-week period during when he/she may elect to come back to his/her former job. For group B, C, D and E job postings, the period where the employee may elect to go back to his/her former job is of three (3) weeks. When the employee chooses to go back to his/her former job, the next applicant on the job posting will be selected to fill the job.

N 12.06  Temporary posting

      a) A temporary vacancy resulting from occupational or non occupational sickness or injury, long term medical restrictions, educational leave of absence, parental or adoption leave, which the Company believes will last for more than one month, will be posted for a period of eight (8) days. Such posting shall clearly state that the vacancy is temporary.

      b) It is recognized that under certain circumstances, a temporary vacancy may not be posted because it is not necessary to replace the temporarily absent employee.

      c) The selection shall be made in accordance with Article 12.03.01. In the event of no applicants, it is agreed that the vacancy can be filled by using the group A employee with the least Union service. After one year a permanent posting will take place.

      d) Upon expiration of the temporary vacancy, all employees will return to their former jobs within the sequence triggered by the original vacancy.

      e) An employee filling a temporary vacancy can post to another temporary vacancy subject to the same rules as per article 12.05 a).

      f) A temporary vacancy will not last in excess of one year. After this period, it shall be posted on a permanent basis.

      g) If a lack of work develops in an analysis number where there is an employee on a temporary posting, this temporary employee will be returned to his previous job, irrespective of his seniority. The permanent employee, upon his return will if necessary displace the employee with the least Union service on that analysis number, provided he has sufficient seniority. Lacking such seniority, the returning employee shall have bumping rights as per Article 12B.

R 12.07        Effect of lack of work

         When a business faces a layoff, the Company and the Union will meet, during the notice period, to discuss solutions that could reduce the number of employees affected.

         The parties have agreed to the following specific rules to facilitate the handling of surplus employees:

         .     Surplus procedure
         .     Layoff procedure
         .     Bumping procedure

         12.07.01 When lack of work necessitates decreasing the workforce, employees having the least Union service shall be selected as surplus from the analysis number in level 2 and higher or by the least Union service in level 1 in the second level manager's total organization affected. The Company reserves the right to maintain an efficient staff and consequently ability will also be considered.

         12.07.02 Such surplus employees shall be transferred by Union service at group A and, if qualified at group B and higher, to fill any existing vacancies.

         12.07.03  a) If there are no such vacancies, then level 4 surplus employees shall be placed on jobs for which they are qualified in the same level as that which was surplus and after if they are qualified down to level 2, displacing shorter Union service employees.

                   b) If there are no such vacancies, then level 3 surplus
                      employees shall be placed on jobs for which they are qualified in the same level as that which was surplus and after if they are qualified down to level 2, displacing shorter Union service employees.

                   c) If there are no such vacancies, then level 2 surplus
                      employees shall be placed on jobs for which they are qualified in the same level as that which was surplus, they will displace shorter Union service employees.

                   d) Surplus employees, as described in paragraphs a), b) and
                      c) who cannot be placed on a job for which they are qualified, will be transferred to a group A job vacancy, by choice according to seniority.

         12.07.04 Should an employee be on the point of being laid off and there exists employees with less Union service at group B or C, the following conditions apply:

                   a) The position of the most junior employee at group B or C, will be posted. Employees will be allowed to apply, with the most senior Union service applicant being deemed to be the successful candidate. The employee with the least Union service at group B or C will be laid off and the surplus employee will fill the position vacated by the selected candidate.

                   b) Subsequent to (a) above, should an employee with greater than five (5) years of Union service still be on the point of being laid off, the position of the employee, with the least Union service at group D, will be posted. All employees will be allowed to apply, with the most senior Union service applicant being deemed to be the successful candidate. The employee with the least Union service at group D will be laid off and the surplus employee will fill the position vacated by the selected candidate.

         12.07.05  If surplus employees cannot be placed according to clause
                   12.07.03 and 12.07.04, such employees shall be laid off.

         12.07.06 The Company will guarantee all employees, including employees on probation, a minimum of one (1) week advance notice prior to layoff.

         12.07.07 Written notification of layoff will also be given to the Union's district representative fifteen (15) days prior to the date of layoff. Should this fifteen (15) day notice prove impossible, the designated management representative will consult with the Union. In addition, a copy of notification of layoff, as mentioned in 12.07.06, will be given to the Union's district representative at the same time it is given to the employee.

         12.07.08 The Company agrees to notify the Union head office and district representative by letter when an employee refuses to exercise his bumping rights.

         12.07.09 An employee who is on Sickness and Accident or Long-Term Disability benefits, on maternity or parental leave, at the time that a notice of layoff would have applied to him had he been at work, will be deemed to have received such notice at that time.

                   His records will be adjusted to reflect the period of time he has been on the Sickness and Accident or Long-Term Disability benefits, on maternity or parental leave, from the time the layoff would have occurred until the employee is considered fit to resume work.

         12.07.10 When a lack of work of short duration necessitates a reduction in manpower, the Company may offer a voluntary leave to all employees having the same analysis number in the business affected by the lack of work. This leave will be granted, based on union service, to those so interested for a period not to exceed three (3) months. The Company will inform the Union prior to employees proceeding on this leave.

                   During this leave, the employee shall accumulate continuous service and have the right to those benefits normally granted to laid-off employees. He will not be entitled to neither a notice period nor supplementary unemployment benefits.

                   Return to Work

                   The employee will be returned to work and will be assigned to the position he held prior to his leave and/or will exercise his bumping rights, in accordance with article 12.

12.08    Force majeure

         The following conditions shall apply for a situation arising beyond the control of the Company and necessitating the layoff, within any period of one month, of more than 50% of any business work force, as defined in article 41.

         i) Employees affected by such lack of work will not be subject to the bumping procedure, as per paragraph 12.07, for a period not exceeding three (3) months.

         ii) The Company will offer the most senior Union service qualified employees the option of performing the remaining work available or electing to be laid off for a maximum of three (3) months and receive only the supplementary unemployment benefit.

         iii) Employees laid off will be recalled as per the requirements of the work available and in keeping with the provisions of the collective agreement.

R 12.09  Recalls

         The Union recognizes the right of the Company normally to hire additional people according to the needs of the business, subject to the provisions of this article.

         12.09.01 Before recalling at group A, B and C, rate protected employees will be considered by reverse order of Union service.

                   When recalling at group A, B and C, the Company will give first consideration to laid-off employees, in order of Union service. Such consideration is subject to the following:

                   a) Employees laid off, refusing a recall, will waive their recall rights.

                   b) A recalled employee who has failed to meet job
                      requirements on a specific function will return on the Recall List and shall not be recalled for the said function.

         12.09.02 When recalling at group D and higher, the Company shall give first consideration to laid-off qualified employees, in order of Union service.

         12.09.03 The Company and the Union shall review the records of laid-off employees to determine if they have the potential to be trained to fill existing vacancies, prior to the hiring of new employees.

         12.09.04 Employees must keep the Company informed of any change of address. The Company agrees that it shall send a registered notice or telegram to the last recorded address.

         12.09.05 When the employment offered following recall is of a duration of two (2) months or less and the employee is employed by another company, the refusal of recall by said employee will not result in the termination of his continuous service.

12.10    Rehiring

         12.10.01 A laid-off employee shall be given preferred hiring consideration for a period of time equivalent to his recall period from the date such period ceases (maximum six [6] years, including layoff period) if he makes application in writing to the Company and presents himself for employment. Failure to accept an offer of employment shall terminate this preference.

         12.10.02 The Company agrees to advise a laid-off individual whose recall rights are about to expire, of his preferred hiring consideration as described in 12.10.01.

12.11    Transfers

         Before making transfers to locations outside of the Island of Montreal, the Company will give due consideration to the wishes of the employees involved.

         * See also letters of intent # 9 and 14.

                ARTICLE 13 - SUPPLEMENTARY UNEMPLOYMENT BENEFITS

13.01 For purposes of application of this article, a layoff can mean a temporary layoff, including one on account of market fluctuations or caused by a phase-out in a manufacturing location or business unit.

R 13.02  Schedule of Supplementary Unemployment Benefits (SUB)

         An employee who is laid off for a period in excess of two (2) weeks solely due to lack of work shall be granted SUB based on his continuous service at the date of layoff in accordance with the following schedule except as provided for in paragraphs 13.13 and 13.14:


         Continuous service at date of layoff                   Supplementary
                                                                Unemployment
                                                                Benefits

         Period                      But                          No. of
         completed                   less than                    weeks' pay

            0 year                     1 year                       0 week
            1                          2 years                      5 weeks
            2 years                    3                            7
            3                          4                            8
            4                          5                            9
            5                          6                           12
            6                          7                           14
            7                          8                           15
            8                          9                           16
            9                         10                           17
           10                         11                           20
           11                         12                           22
           12                         13                           24
           13                         14                           26
           14                         15                           28

         Three (3) weeks additional pay for each full year of continuous service thereafter.

13.03    Calculation of Supplementary Unemployment Benefits

         SUB payments shall be based on the employee's regular work week hours (excluding overtime) in effect as of the date of layoff.

         The rate of pay used in such computations shall be the employee's equivalent weekly rate, including COLA, in effect at the date of layoff.

13.04 Each week, the employee shall receive SUB equivalent to 90% of his weekly pay, less Unemployment Insurance Benefit entitlement, provided he has requested and obtained the Unemployment Insurance Benefits.

         After Unemployment Insurance Benefits have been exhausted, a laid-off employee shall be entitled to a payment of 60% of his regular weekly pay until total SUB entitlement, under 13.02, is exhausted.

13.05 For purposes of application of paragraph 13.04, the total combination of Unemployment Insurance Benefits entitlement, SUB and other compensation shall not exceed, in any event, 90% of the employee's weekly pay.

13.06    SUB cease when:

         a)  the employee resigns,
         b)  SUB expire,
         c) the employee refuses to report to work after recall (in accordance with article 12.01.01 f).

         In view of this article, the employee has no acquired right to SUB, except during periods of unemployment which are mentioned in paragraphs
         13.04 and 13.09.

13.07    a)  An employee who has been re-employed following a period of layoff and is again laid off shall be granted SUB based on his overall continuous service after deducting the amount he received from his previous layoff.

         b) An employee who has been re-employed following a period of layoff and who, after being back at work for a period of one (1) or more years, is again laid off, shall be granted SUB based on his overall continuous service.

13.08    a)  The Company shall provide the following benefits for six (6) months following the month of layoff as long as laid off employees continue to contribute to those plans to which they are required to make contributions:

             -   Supplementary Hospital Plan
             -   Extended Health Care Plan
             -   Vision Care Plan
             -   Dental Plan

             -   Group Insurance Plan - Part I
             -   Group Insurance Plan - Part II
             -   Dependent Life Plan
             -   Survivor Transition Benefit Plan

         b) Laid off employees with ten (10) or more years of continuous service shall continue to receive the following benefits for the remaining SUB payment periods:

             -   Extended Health Care Plan
             -   Group Life Part I

         The cost of this extended coverage shall be deducted from SUB entitlement.

13.09 Employees eligible to SUB shall not receive SUB during the UIC stoppage period. However, if the layoff persists for more than two weeks, employees shall receive two (2) weeks SUB, upon their return to work, provided they have not exceeded the total amount of SUB in that time. In such event, the SUB payment shall be considered as being made during the UIC stoppage period of two weeks.

13.10 In the case of an employee who, within ten (10) working days, is recalled from a layoff from where he was laid off, he shall be reimbursed for the layoff period as if he had been actively employed.

13.11 Employees must apply and receive layoff allowance before any SUB payments become effective.

                              ARTICLE 14 - NOTICES

14.01 The Company agrees that before any non-supervisory office vacancies, either for clerks or technicians (including time study, manufacturing process layout and skill training), are filled by transfer of an hourly employee or by outside hiring, the Company shall consider only those employees who have applied to a notice of vacancy. Notices shall be posted on bulletin boards visible to all hourly employees.

         When qualifications are equal, employees having the greater union service will be given preference, when the selection is made from the applicants.

14.02 The Company agrees, when an opening in management occurs, to consider employees who have expressed their desire to become part of management.

                         ARTICLE 15 - SAFETY AND HEALTH

15.01 The Company and the Union recognize that they must endeavour jointly to maintain high standards of safety and health in the workplace. The Company shall take the necessary measures to ensure the safety and health of the employees and will provide information and training, when necessary.

15.02 The Company shall maintain adequate health facilities in the work areas and will provide adequate safety devices.

15.03 No employee shall be required to operate or use any machinery, tool, die or other piece of equipment in defective order.

15.04 In case of equipment considered dangerous, the Union may immediately meet with the Health & Safety Committee in order to check the equipment.

15.05 In the case where an employee sustains an injury at work or incurs an occupational sickness during his period of employment, and as a result is permanently unable to perform work similar to that performed prior to his employment injury, he may fill a job vacancy or exercise his bumping rights, as per article 12, on a job corresponding to his physical restriction.

         An employee, after completing his probation period, downgraded in accordance with article 15.05, will have his rate of pay frozen until the rate of his new grade reaches this rate of pay.

         An employee with five (5) years or more of continuous service, downgraded in accordance with article 15.05 from a grade to which he has been assigned, will maintain the rate of pay in effect at time of downgrade during the life of this agreement.

15.06 An employee who is permanently unable to perform work similar to that performed prior to his sickness, shall be transferred to fill existing vacancies at the same grade level, corresponding to his physical restriction and for which he possesses the qualifications, within the bargaining unit.

R 15.07 An employee with twelve (12) years or more of union service, who cannot be placed in accordance with 15.05 and 15.06, shall be placed on a job corresponding to his physical restriction at the same grade level or lower, by displacing shorter union service employees within the business unit. The employee shall receive a one (1) week familiarization period.

         If unable to place the employee, he will be given appropriate work until he is placed on the next suitable opening, taking into account his qualifications, union service and physical restriction.

R 15.08 An employee with twenty (20) years or more of continuous service, downgraded in accordance with article 15.07 from a grade to which he has been assigned, will maintain the rate of pay in effect at time of downgrade during the life of this agreement.

R 15.09 Should suitable employment not be available, as indicated in paragraphs 15.05, 15.06 or 15.07 or should the employee be unable to meet the requirement of such employment, the designated manager and the District Representative shall meet to discuss the pertinent data related to the problem, with an aim to attempt to retain and gainfully employ the individual concerned, before any action is taken by the Company.

15.10 The Company and the Union agree to establish a Health and Safety Committee structured to conform with existing legislation.

15.11 For reasons of safety, when an employee is assigned to perform work in an isolated area and where it may not be possible for him to request assistance, the Company agrees to set up proper surveillance in order to provide help and/or assistance as may be necessary.

15.12 The Company will provide to the district representative a copy of the Employer's accident reports and, if necessary, a copy of the temporary assignments.

15.13    Employee Rehabilitation

         The Company and the Union acknowledge their joint responsibility to ensure that employees who are disabled as a result of illness or injury are given every available opportunity to participate in rehabilitation programs, including rehabilitative employment.

         In order to facilitate access to such programs, members of the Joint Rehabilitation Committee and appropriate resources shall meet to identify rehabilitation opportunities.

         The Committee shall determine the possibilities for rehabilitation and provide assistance to employees to ensure a successful integration into the work environment. The Company will make every effort to facilitate access to rehabilitation which could involve modifications to the work schedule, the tools and/or the organization of work. However, such modifications must not be damaging for the health and safety of other workers. No privilege granted in this article can have the effect of giving an employee recall and layoff rights which he would not have had if he had been at work in regular conditions.

         It is agreed that when opportunities for rehabilitation become apparent, the employee and/or his personal physician shall be advised of these opportunities.

         The employee and his physician shall then assess whether the employee should benefit from the opportunity.

         If the employee and his physician decide to take advantage of the opportunity, the treating physician and/or the employee must consult the Health Centre to discuss a rehabilitation program. The Health Centre representative shall meet with the members of the Joint Comittee to identify rehabilitation opportunities and design a personalized progressive program.

         If a rehabilitation program does not involve rehabilitative employment, the current conditions for continued S & A or LTD shall be applicable. If a rehabilitation program involves rehabilitative employment, the employee will continue to draw Sickness and Accident (S&A) or Long Term Disability (LTD) Benefits, as the case may be. Earnings from such employment will be paid in addition to S&A or LTD benefits up to a level equal to 100% of the base rate plus COLA which the employee would have earned had he been at work on a full-time basis. If income from all sources exceed such levels, then S&A or LTD benefits will be reduced by the amount of income that exceed such 100% level.

         When an employee on rehabilitation is at work, he will retain the rights and privileges that he would normally have as if he would be on his regular job. It is understood that these rights and privileges must not be contradictory to the objective and provisions of his personalized rehabilitation program.

         An employee on rehabilitation will have the right to a plant holiday, in accordance with article 29, so long as the plant holiday falls on a day when the employee would normally have been at work as per his personalized rehabilitation program.

         In the event that an employee on rehabilitation takes his vacations, these vacations will be treated as if this employee was normally at work.

         Those employees receiving LTD benefits and participating in a Rehabilitation Program which entails receipt of rehabilitation earnings from rehabilitative employment will accrue vacation in connection with their continuous service and rehabilitation earnings on the following basis:

         Less than three years service                       4% of earnings from hours worked
         Three (3) to ten (10) years service                 6% of earnings from hours worked
         Ten (10) to nineteen (19) years service             8% of earnings from hours worked
         Nineteen (19) to twenty-nine (29) years service    10% of earnings from hours worked
         Twenty-nine (29) years service and above           12% of earnings from hours worked

                      ARTICLE 16 - UNINTERRUPTED PRODUCTION

16.01 During the term of this Agreement and during the period when negotiations for a further Agreement are in progress, the Company agrees that there shall be no lockouts, and the Union agrees that there shall be no slowdown, strike or any other stoppage or interference with work which would cause any interruption in production.

                          * ARTICLE 17 - JOB EVALUATION

17.01 The Union agrees that the classification of employees within the established grades for the various occupations will be in accordance with the Job Evaluation Plan presently in use in the Company.

         (a) A copy of the Hourly Evaluation Plan and all modifications will be supplied to the Union.

         (b) The employee involved and the District Representative will review the job write-up with the immediate manager to ensure that all important duties are included, before submission to the Evaluation Committee for evaluation.

         (c) The Company will supply the Union with the same job write-up data which is submitted by supervision to the Evaluation Committee, prior to the evaluation.

         (d) The evaluation will be completed within thirty (30) working days following completion of the job description.

         (e) Substantiation data of evaluated jobs will be supplied to the Union.

         (f) When a job is re-evaluated, existing job rates shall continue in effect until the evaluation is completed. Any rate increase resulting from the evaluation shall be retroactive to the date of submission of the revised write-up to the Evaluation Committee or from the date of the submission of a grievance, whichever is earlier.

         (g) The Company agrees to advise the Union in writing, thirty (30) days in advance of any reduction in the group of an existing job resulting from evaluation.

         (h) The Company agrees to meet with the Union to discuss any modifications to the Evaluation Plan prior to their introduction.

N 17.02 In the case of a downgrade following a reevaluation, the Company agrees to maintain the rate of pay of the employees at the time of the reevaluation, subject to the provisions of Article 37.02.

N 17.03 Prior to post a newly created job, the Company agrees to establish a tentative rate of pay, subject to an evaluation by the Evaluation Committee within sixty (60) days following the posting. Any rate increase resulting from this evaluation shall be retroactive to the date of the selection of the employee(s) selected to fill the newly created job.

* See also articles 6, 12B, 37 & 38.

                        * ARTICLE 18 - LEAVES OF ABSENCE

18.01    Maternity

         Maternity leave of absence shall be granted to employees subject to the following conditions:

         Prior Notice

         a) The employee must notify the Company of her intention to proceed on maternity leave, in writing, at least three (3) weeks prior to the commencement of such leave.

              This notice must be accompanied by a medical certificate attesting to the state of the pregnancy and the expected date of birth. The period of notice may be less than three (3) weeks in cases of emergency substantiated by a medical certificate.

         Term of Leave

         b) As of the sixth (6th) week preceding the expected date of birth, the Company may request the pregnant employee who is still at work to produce a medical certificate attesting to the fact that she is fit to work.

         c) If the employee refuses or fails to supply the Company with the said certificate within eight (8) days, the Company may oblige her to take her maternity leave immediately by giving her a written notice to this effect.

         d) Maternity leave shall be granted for a period of eighteen (18) weeks or any other period provided by law.

         e) Extension of the leave of absence as covered in (d) may be granted for an additional period of up to thirteen (13) weeks on the advice of the Company Medical Department.

         Maternity Leave Allowance

         f) Maternity leave allowance will only be paid to those employees who have continuous service of thirteen (13) weeks or more.

         g) The employee who provides proof that she is receiving unemployment insurance benefits shall be paid for up to fifteen (15) weeks maternity leave allowance equivalent to 75% of the employee's weekly base rate less unemployment insurance benefits received by the employee. Payment of this allowance will cease after the employee ceases to qualify for unemployment insurance benefits.

         h) The employee who is not entitled to receive unemployment insurance benefits for all or a portion of the fifteen (15) weeks of maternity benefits, due to having been previously laid off by the Company shall be paid maternity leave allowance during Maternity Leave for up to fifteen (15) weeks at a rate equivalent to 75% of the employee's weekly base rate, less any unemployment insurance benefits received.

         i) The employee who, while employed by the Company, has received unemployment insurance benefits in connection with maternity leave and who is subsequently laid off by the Company without having worked sufficient time to permit maximum entitlement to unemployment insurance benefits, shall be paid an amount equivalent to the difference between the remaining amount of unemployment insurance benefit payable in the 52 week unemployment insurance entitlement period, and the maximum amount of unemployment insurance benefit entitlement had the employee not collected unemployment insurance benefits while on maternity leave, plus layoff allowance top up.

         Return to work

         j) The employee must be cleared by the Company Medical Department before starting work.

         k) When an employee is ready to return from a maternity leave of absence, reinstatement will be in accordance with the appropriate following procedures:

              (i) Employee with a planned maternity leave of absence of up to eighteen (18) full weeks, or any other period provided by law, will be reinstated in her former position with all rights to which she would have been entitled if she had continued to work.

              (ii) If the employee's former position no longer exists upon her return to work, she shall exercise her bumping rights as if she had been at work.

         l) After re-employment, the employee will be credited with her maternity leave of absence service, prescribed by legislation as mentioned in d).

         m) An employee who fails to return to work at the end of her leave shall be considered as having resigned from the Company, effective her last day of work.

R 18.02       Parental Leave

         a)   Parental Leave for Childbirth

              Parental leave of absence shall be granted subject to the following conditions:

              i) Applicable to parents of a newborn child. Leave shall not exceed fifty-two (52) weeks.

              ii) It will commence no earlier than the date of birth. Such leave shall terminate no later than seventy (70) weeks after the date of birth.

         b)   Parental Leave for Adoption

              Parental leave of absence shall be granted subject to the following conditions:

              i) Applicable to parents of an adopted child who is not of school age. Leave will not exceed fifty-two (52) weeks.

              ii) It is understood that the employee will furnish evidence of adoption. The parental leave is not available for the adoption of a child of the spouse.

              iii) It will commence no earlier than the date that the child comes into custody, care and control of the employee for the first time and must not terminate later than seventy (70) weeks from such date. However, in the event that the employee must be away from work, to travel outside of Quebec, in order to gain custody of the child, his adoption leave may commence at that time.

         c)   Prior Notice

              The employee must notify the Company of his intention and duration of parental leave in writing at least three (3) weeks prior to the commencement of such leave.

         d)   Parental Leave Allowance for childbirth

              i) The following provisions apply to parental leaves, pursuant to article 18.02 a), for the period of such leave.

              ii) Parental leave allowance will only be paid to those employees who have continuous service of nine (9) months or more.

              iii) The employee who provides proof that he is receiving
                   unemployment insurance benefits shall be paid for up to ten
                   (10) weeks parental leave allowance equivalent to 75% of the employee's weekly base rate less unemployment insurance benefits received by the employee. Payment of this allowance will cease after the employee ceases to qualify for unemployment insurance benefits.

              iv) The employee who is not entitled to receive unemployment insurance benefits for all or a portion of the ten (10) weeks of parental benefits, due to having been previously laid off by the Company, shall be paid parental leave allowance during Parental Leave for up to ten (10) weeks at a rate equivalent to 75% of the employee's weekly base rate, less any unemployment insurance benefits received.

              v) The employee who, while employed by the Company, has received unemployment insurance benefits in connection with parental leaves and who is subsequently laid off by the Company without having worked sufficient time to permit maximum entitlement to unemployment insurance benefits, shall be paid an amount equivalent to the difference between the remaining amount of unemployment insurance benefit payable in the 52 week unemployment insurance entitlement period, and the maximum amount of unemployment insurance benefit entitlement had the employee not collected unemployment insurance benefits while on maternity and/or parental leave, plus layoff allowance top up.

         e)   Parental Leave Allowance for adoption

              i) Parental leave allowance will only be paid to those employees who have continuous service of nine (9) months or more.

              ii) The employee who provides proof that he is receiving unemployment insurance benefits shall be paid for up to ten
                   (10) weeks parental leave allowance equivalent to 75% of the employee's weekly base rate less unemployment insurance benefits received by the employee. Payment of this allowance will cease after the employee ceases to qualify for unemployment insurance benefits.

              iii) The employee who is not entitled to receive unemployment insurance benefits for all or a portion of the ten (10) weeks of parental benefits, due to having been previously laid off by the Company, shall be paid parental leave allowance during Parental Leave for up to ten (10) weeks at a rate equivalent to 75% of the employee's weekly base rate, less any unemployment insurance benefits received.

              iv) The employee who, while employed by the Company, has received unemployment insurance benefits in connection with parental leaves and who is subsequently laid off by the Company without having worked sufficient time to permit maximum entitlement to unemployment insurance benefits, shall be paid an amount equivalent to the difference between the remaining amount of unemployment insurance benefit payable in the 52 week unemployment insurance entitlement period, and the maximum amount of unemployment insurance benefit entitlement had the employee not collected unemployment insurance benefits while on maternity and/or parental leave, plus layoff allowance top up.

              v) In the instances described in ii) and iii) above, the Company shall pay during the adoption leave exceeding ten (10) weeks when no unemployment benefits are being paid, up to five (5) additional weeks at 75% of the employee's weekly base rate.

         f)   Return to Work

              i) If the parental leave is for a duration of eighteen (18) weeks or less, the employee will be reinstated in his former position with all rights to which he would have been entitled if he had continued to work, including credit for service.

              ii) If the leave is for more than eighteen (18) weeks, upon return, the employee will be assigned to a similar position or if the position does not exist, he will exercise his bumping rights in accordance with article 12. For the purpose of service accumulation, the employee will be credited with his parental leave of absence.

              iii) The employee who does not return to work at the end of his parental leave is presumed to have resigned effective his last day at work.

18.03    Jury duty or court attendance

         Leave of absence with pay shall be granted by the Company to employees summoned for jury or court attendance (not as plaintiffs, defendants or voluntary witnesses). Employees shall report for regular duties while temporarily excused from attendance at court.

R 18.04  Bereavement

         (i) When a death occurs in the immediate family of an employee and the employee attends the funeral, such employee shall, on request, be granted a leave of absence not to exceed five (5) consecutive regular working days during his standard Monday to Friday work schedule. An employee's immediate family shall be considered as husband, wife, spouse, son, daughter, mother, father, mother-in-law, father-in-law, sister, brother, brother-in-law, sister-in-law, son-in-law, daughter-in-law, grandparents, grandchildren, foster parents, step-brother, step-sister, step-child, step-parents, child of current spouse and legal guardian. Other relatives residing with the employee shall also be considered as immediate family.

               The Company will grant, in accordance with the above, a bereavement pay allowance, of up to a maximum of three (3) days during the employee's regular working schedule and restricted to the period from the date of death to the day immediately following the funeral inclusively.

         (ii) In the event the employee is unable to attend the funeral of a member of his immediate family, as described in 18.04 i, and a memorial service is held, he shall be granted, on request, a one
               (1) day leave of absence with pay to attend the memorial service.

         (iii) Extension to the leave of absence may be granted when an employee has difficult travel arrangements, long distances to travel, or all of the responsibility for funeral arrangements.

         (iv) Where interment of a deceased member of an employee's immediate family is delayed, the employee may elect to take up to one (1) working day from his five (5) day bereavement leave entitlement to attend the interment.

18.05    Quarantine

         An employee required to be absent due to quarantine imposed by duly constituted health authorities shall be paid for such absence which shall be treated as absence due to personal sickness.

18.06    Special Leave

         An employee who must serve a period of incarceration as a result of being found guilty of an offence under the "Code de la Route" will be granted a leave of absence without pay of up to ninety (90) calendar days in order to serve the period of incarceration. An extension may be granted by the Company. Only one
         (1) such leave may be granted during the life of the agreement.

  R 18.07        Educational Leave of Absence

         1. This paragraph allows an employee to take an authorized educational leave of absence without pay to further their knowledge of telecommunications or related technology, particularly as it applies to the Company's operations.

         2. Such leave shall be granted as deemed appropriate by the Company and taking into account production requirements.

         3. To be eligible, an employee must have a minimum of two (2) years of continuous service and shall apply in writing, no later than August 1st of each year, stating the reasons for such a request.

         4. Normally only one (1) application per twelve-month period shall be granted.

         5. The Company reserves the right to determine the number of leaves granted to each employee.

         6. The duration of each leave of absence granted shall be to a maximum of twelve (12) months.

         7. Employees who successfully complete their courses will be eligible under the Company's Tuition Refund, with the following exceptions:

              .    Maximum of $3500 per year.

              . Employees will be reimbursed upon successful completion of courses.

         8.   Benefits

              . Employees who take an authorized educational leave of absence without pay will have access to the benefits available under the existing plan applicable to the authorized leave of absence without pay.

         9.   Return to work

              . Upon return to work, the Union service shall be credited immediately for the period of the educational leave of absence.

              . Upon return, the employee shall be assigned to a similar position or if the position does not exist, he shall exercise his bumping rights in accordance with article 12 or 38.

* Refer to articles # 12 and 30.

                              ARTICLE 19 - VALIDITY

19.01 If for any reason any portion of this Agreement shall be held to be void and unlawful, it shall not affect the validity of the rest of the Agreement.

19.02 The Company agrees that existing general privileges not included in this Agreement will not be withdrawn during the life of this Agreement without due and sufficient cause and the Company undertakes to advise the Union of any contemplated changes.

                     ARTICLE 20 - DEDUCTION OF REGULAR DUES

20.01 During the term of this Agreement, the Company will deduct the regular Union dues from the wages of all employees covered by this Agreement in installments.

20.02 When sufficient pay is not available for all other deductions during the period when deductions are made, no deductions shall be made for Union dues.

20.03 The Union agrees to keep the Company harmless from any claims against it by an employee, which arise out of deduction under this Article.

20.04 Dues deduction shall be suspended during the period of an employee's leave of absence without pay. When the employee is returned to the payroll, deduction of Union dues shall be automatically resumed.

20.05 Amounts deducted for dues shall be remitted to the Secretary Treasurer of the Canadian Union of Communication Workers as soon as possible after the end of each fiscal month. Each remittance shall be accompanied by a statement showing the amounts of the deductions for each employee.

20.06 Any change in the amount of monthly Union dues will be certified to the Company by the Secretary-Treasurer of the Canadian Union of Communication Workers. A certification in a form acceptable to the Company which changes the dues shall become effective thirty (30) days following the date the Company receives such certification.

20.07 Deduction of dues from the employee's paycheck shall commence upon completion of the first full week of employment with the Company.

                   ARTICLE 21 - WORK PERFORMED BY SUPERVISORS

R 21.01 The Company agrees that supervisors and salaried employees will not normally perform work assigned to hourly employees, except for instructional or experimental purposes, or when competent non-supervisory employees are not available, or in cases when abnormal conditions arise.

                        ARTICLE 22 - DISCIPLINARY ACTION

22.01 No employee covered by this Agreement shall be disciplined in any manner, demoted, suspended or discharged except for just cause.

R 22.02 Any employee who is given a formal warning, being suspended or discharged shall have his Union Representative present as an observer, during the disciplinary interview, unless requested otherwise by the employee. The Union Representative may ask for clarification of Company statements and facts related to the discipline.

22.03     A formal warning is in effect for a period of fifteen (15) months.

          A final warning expires after twelve (12) months of acceptable performance.

R 22.04      (a) The Company agrees to submit to the Union a copy of the formal or final warning within three (3) days following the issuing of the warning. Specific reasons for the warning will be included, e.g.frequency and dates of tardiness, etc.

             (b) With prevention as our objective, the Company agrees to furnish the Union with a copy when there is a counselling.

22.05 The Company agrees to notify the Union by telephone, to be confirmed by letter, of those cases in which an employee is being suspended or separated from the Company. Specific reasons for the suspension or separation will be included in identifiable brief details as shown under paragraph 22.04 (a).

                          * ARTICLE 23 - HOURS OF WORK

23.01     The regular hours of work for all operating locations shall be forty
          (40) hours per week.

          23.01.01 The standard hours of work shall be as follows:

                   Regular Shift Operations
                   8 hours - 1/2 hour lunch

                   Two Shift Operations

                   Day Shift: 8 hours - 1/2 hour lunch
                   Swing Shift: 7 1/2 hours - 1/2 hour lunch

                   Multiple Shift Operations

                      1st shift - 8 hours - 1/2 hour lunch
                      2nd shift - 7 1/2 hours - 1/2 hour lunch
                      3rd shift - 7 1/2 hours - 1/2 hour lunch

                      Continuous Processes
                      1st shift - 8 hours - no lunch hour
                      2nd shift - 8 hours - no lunch hour
                      3rd shift - 8 hours - no lunch hour

                      Night Shift
                      8 hours - 1/2 hour lunch

         23.01.02 The Company reserves the right to change from time to time the starting and stopping time of any regular shift; it is however agreed to consult with the Union before putting any such changes into effect.

         23.01.03 When extensive workforce reductions would otherwise be required, it may be found desirable to reduce the scheduled hours of work below the standard weekly work schedule to minimize such workforce reductions. Any action taken in this respect shall be the subject of negotiations between the Company and the Union. Negotiations thereon shall take place when requested by either party to this Agreement and in the event of such negotiations, the new schedule proposed by the Company may be placed in effect pending Agreement between the parties.

         23.01.04     a)  Except in the case of emergency, the Company will give its employees a forty-eight (48) hour notice for all shift changes.

                      b) Overtime hours leading to a shift change will be governed by article 24.02.

23.02    Seven-day continuous shift configuration

         The conditions under which the parties agree to implement a schedule of working hours, designated as twelve (12) hour shifts.

         23.02.01     Hours of work

                      i) The term "working day" as used in this Collective Agreement means a regularly scheduled work day of twelve (12) hours.

                      ii) The standard schedule for employees on a twelve (12)
                          hour seven (7) day shift schedule is comprised of twelve (12) hours of work in a twenty-four (24) hour period. The standard weekly schedule for employees on this shift is comprised of days of twelve (12) hours on a three (3) or four (4) day work week depending on the employee's work schedule.

               iii) The regular payroll week for employees on a twelve (12) hour shift schedule will commence at 7:00 p.m. on Sunday and terminate at 7:00 p.m. on the following Sunday.

    R 23.02.02 Rates of Pay

               Regular hours scheduled and worked, in accordance with the twelve
               (12) hour shift schedule, will be paid at straight time rates. The weekly average standard schedule is forty-two (42) regular hours worked.

               A premium of $4.00 per hour will be paid for all scheduled hours worked during the regular shift on Saturdays, provided that such hours are not paid on an overtime basis.

               A premium of $5.00 per hour will be paid for all scheduled hours worked during the regular shift on Sundays, provided that such hours are not paid on an overtime basis.

    23.02.03   Off-shift differential

               Off-shift differential will be paid for all the hours worked between 3:00 p.m. and 7:00 a.m.

    23.02.04   COLA Premium

               COLA premium is paid based on forty-two (42) hours.

    23.02.05   Overtime Payment

               a)   A rate of 1 1/2 times the hourly rate shall be paid:

                    i) for the first eight (8) hours worked if an employee is notified that he is required to work on his designated day of rest, double time will be paid for the following hours worked. This provision shall not apply in the case where an employee's schedule is changed to another shift or to a new working schedule which provides alternative day(s) of rest.

               b)   A rate of double time will be paid:

                    i)   for the first four (4) hours worked in excess of twelve
                         (12) regular hours during the twenty-four (24) hour interval from the beginning of an employee's schedule shift.

                    ii) for all hours worked on a plant holiday, as described in Article 29.

      23.02.06 Bereavement

               In accordance with article 18.04.

               Plant holidays (as defined in Article 29).

               Employees on a twelve (12) hour work schedule will be paid twelve
               (12) hours for each statutory holiday, as per Article 29. Between Christmas and New Year however, employees will be paid an equivalent of eight (8) hours for each of the five (5) plant holidays during this period.

      23.02.07 Vacation

               Vacation will be calculated on the basis of twelve (12) hours:

                             2 weeks          =       7 days of 12 hours
                             3 weeks          =      10 days of 12 hours
                             4 weeks          =      14 days of 12 hours
                             5 weeks          =      17 days of 12 hours
                             6 weeks          =      21 days of 12 hours

      23.02.08 Sickness and Accident Plan

               Those employees with less than ten (10) years service will be treated according to the 8-8 rule. For the first day of sickness, all shall receive the equivalent of four (4) hours paid.

               If an employee works more than six (6) hours, he/she shall be paid for those hours worked and that day will not be treated as a day of absence. If an employee works less than six (6) hours and must leave due to sickness and/or accident, he/she will be paid for those hours worked and that day will be treated as a day of absence. If an employee works less than four (4) hours and must leave due to accident and/or sickness, he/she shall be paid the equivalent of four (4) hours worked.

23.03 Six-day continuous shift configuration

          The conditions under which the parties agree to implement a schedule of working hours, designated as twelve (12) hour shifts.

          23.03.01   Hours of work

                     i) The term "working day" as used in this Collective Agreement means a regularly scheduled work day of twelve (12) hours.

                     ii) The standard schedule for employees on a twelve (12) hour shift schedule is comprised of twelve (12) hours of work in a twenty-four (24) hour period. The standard weekly schedule for employees on this shift is comprised of three (3) days of twelve (12) hours:
                          (Monday, Tuesday, Wednesday) and (Thursday, Friday, Saturday).

                     iii) The regular payroll week for employees on a twelve
                          (12) hour shift schedule will commence at 7:00 p.m. on Sunday and terminate at 7:00 p.m. on Saturday.

          R 23.03.02 Rates of Pay

                     Regular hours scheduled and worked, in accordance with the twelve (12) hour shift schedule, will be paid at straight time rates. The weekly standard schedule is thirty-six (36) regular hours worked.

                     A premium of $4.00 per hour will be paid for all scheduled hours worked during the regular shift on Saturdays, provided that such hours are not paid on an overtime basis.

          23.03.03   Off-shift differential

                     Off-shift differential will be paid for all the hours worked between 3:00 p.m. and 7:00 a.m.

          23.03.04   COLA Premium

                     COLA premium is paid based on thirty-six (36) hours.

          23.03.05   Overtime Payment

                     a)   A rate of 1 1/2 times the hourly rate shall be paid:

                          i) for the first eight (8) hours worked if an employee is notified that he is required to work on his designated day of rest, double time will be paid for the following hours worked. This rovision shall not apply in the case where an employee's schedule is changed to another shift or to a new working schedule which provides alternative day(s) of rest.

               b) A rate of double time will be paid:

                  i) for the first four (4) hours worked in excess of twelve
                     (12) regular hours during the twenty-four (24) hour interval from the beginning of an employee's schedule shift.

                 ii) for all hours worked on Sunday (outside the standard
                     schedule), that is from Saturday 7:00 p.m. to Sunday 7:00 p.m.

                iii) for all hours worked on a plant holiday, as described in
                     Article 29.

     23.03.06  Bereavement

               In accordance with article 18.04.

               Plant holidays (as defined in Article 29).

               Employees on a twelve (12) hour work schedule will be paid twelve
               (12) hours for each statutory holiday, as per Article 29. Between Christmas and New Year however, employees will be paid an equivalent of eight (8) hours for each of the five (5) plant holidays during this period.

     23.03.07  Vacation

               The vacation entitlement will be calculated in terms of twelve
               (12) hours, i.e.:

                        2 weeks = 2 x 3 days of 12 hours
                        3 weeks = 3 x 3 days of 12 hours
                        4 weeks = 4 x 3 days of 12 hours
                        5 weeks = 5 x 3 days of 12 hours
                        6 weeks = 6 x 3 days of 12 hours

               For the purpose of vacation entitlement, thirty-six (36) hours is equivalent to thirty-eight (38) hours paid.

     23.03.08  Sickness and Accident Plan

               Those employees with less than ten (10) years service will be treated according to the 8-8 rule. For the first day of sickness, all shall receive the equivalent of four (4) hours paid. If an employee works more than six (6) hours, he/she shall be paid for those hours worked and that day will not be treated as a day of absence. If an employee works less than six (6) hours and must leave due to sickness and/or accident, he/she will be paid for those hours worked and that day will be treated as a day of absence. If an employee works less than four (4) hours and must leave due to accident and/or sickness, he/she shall be paid the equivalent of four (4) hours worked.

                   See also letter of intent #7.

                   * ARTICLE 24 - OVERTIME GENERAL PROVISIONS

24.01 Employees shall receive regular holiday pay in addition to double time for all hours worked on a plant holiday.

24.02 Except in the case of emergency, employees may request to be excused from working overtime providing such employees have a legitimate reason for being excused. Such legitimate reasons shall not be unreasonably denied and the Company agrees that, except in the case of emergency, employees who are required to work overtime, shall be so advised at least twenty-four (24) hours prior to the start of the overtime to be worked.

      When possible, the Company will schedule overtime on a voluntary basis. Overtime in excess of eight (8) hours per week is voluntary. Saturday overtime in any one week is voluntary for any employee who has already worked six (6) hours or more overtime in that week; this is not to be construed as circumventing the employee's right to request consideration to be excused from working overtime.

24.03 Every effort will be made to avoid the necessity for working overtime on Plant Holidays and employees will not be obligated to work on such days. When it is considered necessary to schedule holiday work, the Union will be notified as soon as possible. This does not apply to employees whose normal schedule requires them to work on a holiday.

24.04 The opportunity for overtime work shall be offered equally to those employees normally engaged on the work involved insofar as it is practical.

24.05 In the case of a grievance, the Union Representative shall have access to the records in respect of overtime hours.

      In the event that an inequity is discovered, the grieving employee will be given the opportunity to work the lost overtime hours within a period of six (6) weeks. This six (6) week period will commence upon receipt of a written grievance at the second step. In a case where this is not possible, the employee will be compensated for hours lost at the applicable rate.

      Should it be that because the employee is normally required to work overtime during that same period of time, and as a consequence, the make-up overtime cannot be offered to the individual, then the overtime lost will be paid to the individual.

      If a similar oversight occurs again, with any employee, within a period of three (3) months, within the same first-level managers' organization, the employee shall be compensated for hours lost at the applicable rate as soon as the inequity is discovered.

24.06 When by mutual agreement, working conditions are changed so that there shall be an extended shutdown of operations in conjunction with a plant holiday or for some other special reason, it is understood and agreed that all time worked to provide for loss of production, as a result of such shutdown, shall be at straight time rates and that no overtime shall be paid irrespective of any agreement made as contained in all other paragraphs of this Article. The signature of one of the officers of the Union and the designated management representative on the Company notice announcing such change, shall constitute agreement in accordance with the above.

See also letter of agreement #12.

                             * ARTICLE 25 - OVERTIME

25.01 This article applies to all employees except for employees on a twelve
      (12) hour schedule.

      25.01.01 The number of straight time hours in any one shift shall not exceed eight (8) hours.

      25.01.02 Overtime shall be paid for all time worked in excess of the standard hours of the assigned shift (not including overtime hours) in any twenty-four (24) hours, Monday to Saturday inclusive.

               Overtime will be paid for all hours worked in excess of the standard hours of the assigned shift during the interval of time from 7:00 a.m., 7:30 a.m. or 8:00 a.m. depending on the start of the shift of any one day to the end of the third shift of the same day. An employee who is required to report to work prior to the start of his regular shift, will be given the opportunity to work the full hours of his regular shift.

      25.01.03 Employees shall be paid for overtime.

               a) One and one-half times their hourly rate for hours worked in excess of the standard hours of their assigned shift but not in excess of twelve (12) hours on any one shift.

               b)   Twice their hourly rate for hours worked in excess of twelve
                    (12) hours on any one shift.

               c) One and one-half times their hourly rate for all time worked (double (2) time after 8 hours) in the twenty-four (24) hours of Saturday.

                    i) For first and second shift employees, Saturday will be from midnight Friday to midnight Saturday.

                    ii) For third shift employees whose work-week commences Monday night, Saturday will be from 7:00 a.m., 7:30 a.m. or 8:00 a.m. Saturday to 7:00 a.m., 7:30 a.m. or 8:00 a.m. Sunday depending on the shift start time.

                    iii) For third shift employees whose work-week commences on
                         Sunday night, Saturday will be from 11:00 p.m., 11:30 p.m. or midnight Friday to 11:00 p.m., 11:30 p.m. or midnight Saturday, depending on the shift start time.

               d) Twice their hourly rate for all time worked in the twenty-four (24) hours of Sunday.

                    i) For first and second shift employees, Sunday will be from midnight Saturday to midnight Sunday.

                    ii) For third shift employees, whose work-week commences Monday night, Sunday will be from 7:00 a.m., 7:30 a.m. or 8:00 a.m. Sunday to 7:00 a.m.,7:30 a.m., or 8:00
                         a.m. Monday depending on the shift start time.

                    iii) For third shift employees whose work-week commences on
                         Sunday night, Sunday will be from 11:00 p.m.,11:30 p.m. or midnight Saturday to 11:00 p.m., 11:30 p.m. or midnight Sunday, depending on the shift start time.

     25.01.04 An employee who commences work on an assignment during the hours of his regular shift and continues to work without interruption into the hours of his regular shift of the following day shall continue to be paid on an overtime basis.

               Periods of less than four (4) hours will not be considered as an interruption.

     25.01.05  Administration

                    It is understood and agreed by both parties that the Company intends administering the provisions of the second paragraph of this article as follows:

                    a) Reference to voluntary overtime in excess of eight (8) hours per week applies to work performed on Saturdays only.

                    b) Overtime worked during the regular work week is understood to be limited to six (6) hours per week, i.e., three (3) overtime hours on any two (2) regular work days.

                    c) In the case of overtime required on continuous process operations, the number of overtime hours on any shift will be four (4) hours.

         25.01.06   Break periods

                    The Company agrees that employees will not be required to take a lunch break prior to commencement of overtime following completion of their regular shift.

                    This agreement is dependent on the requirements that uniformity of application must exist in order to enable the Company to maintain an efficient operation. Should for any reasons, employees demand a lunch break in a specific department, then it will be necessary to terminate this agreement as it applies to such department.

         25.01.07   Cancelled Overtime

                    In the case where scheduled overtime is cancelled, and subsequently another employee, who does not normally work on the specific job, is requested to carry out the overtime work, then the lost overtime shall be paid to the employee who normally would have performed the work. Such payment shall be made within the pay period following the discovery of the inequity.

See also letter of agreement #12.

                        ARTICLE 26 - ATTENDANCE INCENTIVE

N 26.01 On December 15th of each year, the Company will pay to the employees an amount equivalent to sixteen (16) times their regular hourly rate. Also, if the employee has had no absence during the year, he/she will get an additional payment equivalent to sixteen (16) times his/her regular hourly rate.

R 26.02 For employees who are not active employees on December 15th, the payment will be calculated as per the weeks worked after December 15th of each year.

N 26.03 Sickness absences of fifteen (15) days or more will be treated in accordance with the Sickness and Accident plan in effect at the ratification of the Agreement.

N 26.04 The actual Sickness and Accident plan will be modified in order to respect the 8-8 rule (8 hours without pay for employees with 10 years or more service; 16 hours without pay for employees with less than 10 years service.)

        Finally, the Sickness and Accident plan will be modified so that a medical certificate will be required for absences exceeding 24 working hours.

                       ARTICLE 27 - OFFSHIFT DIFFERENTIAL

27.01 The offshift differential will be $0.88 per hour from date of ratification. Employees working on second or third shift operations shall receive offshift differential for hours worked.

                        ARTICLE 28 - MINIMUM COMPENSATION

R 28.01 When an employee is called during his offtime to report for a work assignment outside his standard daily or weekly work schedule and within a twenty-four (24)-hour delay, it shall be considered a "called-in" emergency. However, when an employee is requested to remain late on a day on which he has reported for work or, when prior to leaving work, an employee is requested to report for work on a subsequent day at either his standard or non-standard starting time, it shall not be considered a
       "called-in" emergency.

28.02 When an employee is required to make extra trips from his residence to place of work and returns as a result of a "called-in" emergency, he shall be paid for two (2) hours' travelling time at straight time rates and shall receive overtime for any time worked.

        When an employee reports to work on a "called-in" emergency, he shall receive overtime for any time worked, or a minimum of four (4) hours' pay at the employee's base rate whichever is greater.

28.03 When the "called-in" emergency does not require extra trips but does involve reporting earlier than the starting time of his standard daily work schedule, one (1) hour's travelling time shall be paid and the employee shall receive overtime for time worked prior to his standard starting time.

28.04 Any employee who reports to work as usual and is sent home because no work is available shall be paid the equivalent of four (4) hours' work at his daywork rate provided such lack of work is not caused by power failure or any other event beyond the control of the Company.

28.05 Any employee required to work overtime on annual inventory will be guaranteed four (4) continuous hours of overtime work.

28.06 An employee loaned out on a job assignment outside of the Montreal area and vicinity, and travelling with the Company's authorization will:

      a)   Travel during regular working hours.

      b) When job requirements demand that the employee travels out of regular working hours, he will be paid at straight time rates for all travel time between 6:00 a.m. and midnight.

      c) Authorized trips home while on assignment should be planned to give the employee maximum time at home, (i.e. arrive at home 6:00 p.m. Friday - leave home 6:00 a.m. Monday).

28.07 Whenever a major snowstorm occurs and the Company is unable to operate in a normal manner because a limited number of employees have reported for work and there is no power failure, employees who report for their scheduled shift will be assigned, at the discretion of the Company, to any available work at their regular rate of pay for the balance of their shift. If the Company does not assign them to work but sends them home, they shall be paid four (4) hours of their regular rate of pay.

                           ARTICLE 29 - PLANT HOLIDAYS

29.01 Employees who are not required to work on the undernoted Plant Holidays will be paid for eight (8) hours at their hourly rate, provided that these holidays are officially observed on a day on which an employee would normally work, and provided that the employee receives pay for the working day preceding or the working day following a holiday. This shall not apply where an employee receives pay from the Company for such day for any other reason. Different provisions for plant holidays are in Article 23.

      R 29.01.01 - In 2001, the Plant Holidays will be fourteen (14) days as follows:

                     Good Friday         April            13
                     Victoria Day        May              21
                     National Holiday    June             24
                     Canada Day          July             01
                     Labour Day          September        03
                     Thanksgiving        October          08

                      December 24, 25, 26, 27, 28, 31, January 1 and 2, 2002.

         R 29.01.02 - In 2002, the Plant Holidays will be as follows:

                      Good Friday                March            29
                      Victoria Day               May              20
                      National Holiday           June             24
                      Canada Day                 July             01
                      Labour Day                 September        02
                      Thanksgiving               October          14

                      December 23, 24, 25, 26, 27, 30, 31, January 1, 2003.

         R 29.01.03 - In 2003, the Plant Holidays will be as follows:

                      Good Friday                April            18
                      Victoria Day               May              19
                      National Holiday           June             24
                      Canada Day                 July             01
                      Labour Day                 September        01
                      Thanksgiving               October          13

                      December 24, 25, 26, 29, 30, 31, Jan.1 and 2, 2004.

         R 29.01.04 - In 2004, the Plant Holidays will be as follows:

                      Good Friday                April            09
                      Victoria Day               May              24
                      National Holiday           June             24
                      Canada Day                 July             01
                      Labour Day                 September        06
                      Thanksgiving               October          11

                      December 24, 27, 28, 29, 30, 31, Jan. 3, 2005 and Feb.14*,
                      2005.

         R 29.01.05 - In 2005, the Plant Holidays will be as follows:

                      Good Friday                March            25
                      Victoria Day               May              23
                      National Holiday           June             24
                      Canada Day                 July             01
                      Labour Day                 September        05
                      Thanksgiving               October                 10

                      December 26, 27, 28, 29, 30, January 2 and 3, 2006 and
                      Feb.12*, 2006.

        * If Federal/Provincial Governments proclaim any new legal holiday (e.g. Heritage Day), such day will supplant the fourteenth day.

29.02 When any of the above plant holidays falls on a Saturday or a Sunday, a compensating day off will be granted on the first succeeding work day.

29.03 When a plant holiday falls on an employee's day off on any day Monday to Friday inclusive, such employee shall either receive an extra day off with pay or pay in lieu thereof at the discretion of the Company. Plant Holidays falling on Saturday shall be treated as ordinary days for pay purposes.

29.04 When a plant holiday occurs on a regular working day during an employee's vacation, the employee shall be entitled to one extra day as vacation with pay.

29.05 In order to determine plant holiday pay treatment, the day on which a shift starts shall govern all the hours of that shift.

29.06 The conditions for the six (6) and seven (7) day schedules are covered in Article 23.

                            * ARTICLE 30 - VACATIONS

30.01 Employees will become eligible for vacation with pay each year based on their continuous service with the Company as of June 30th of the current year, as follows:

        One (1) full working  month but less than  two (2) full working months  1 day
        Two (2)               months               three (3)                    2 days
        Three (3)                                  four (4)                     3
        Four (4)                                   five (5)                     4
        Five (5)                                   six (6)                      5
        Six (6)                                    seven (7)                    6
        Seven (7)                                  eight (8)                    7
        Eight (8)                                  nine (9)                     8
        Nine (9)                                   ten (10)                     9
        Ten (10)                                   twelve (12)                 10

Vacation pay, under this section, for employees with less than one (1) year of continuous service, shall be computed on the basis of eight (8) hours at the employee's rate for each day of vacation.

R 30.02 Less than 3 years of continuous service    According to CSD           4%
        After 3 years of continuous service
        but less than 10 years service             - three (3) wks            6%
        After 10 years of continuous service
         but less than 18                        - four (4) wks              8%
         After 18 years of continuous service
         but less than 28                        - five (5) wks             10%
         After 28 years of continuous service    - six (6) weeks.           12%

         30.02.01 Employees who complete service of: three (3) years, ten (10) years, eighteen (18) years, twenty-eight (28) years, after June 30th in the calendar year shall be entitled to vacations in accordance with paragraph 30.02.

R 30.03 When an employee has been absent without pay for an accumulated period in excess of sixty (60) days, his vacation shall be reduced in accordance with the following table for each thirty (30) days of absence in excess of sixty (60) days:

                                                                              Reduction in
         Continuous Service                                                   Vacation credit
         Twelve            (12) months but less than three       ( 3) years      1 day
         Three             ( 3) years but less than ten          (10)            1-1/2 days
         Ten               (10) years but less than nineteen     (18)            2 days
         Eighteen          (18) years but less than twenty-nine  (28)            2-1/2 days
         Twenty-eight      (28) years and over                                   3 days

30.04 Former employees who are laid off and recalled during the vacation year shall have their vacation entitlement calculated, as per letter of understanding # 11.

         However, if the accumulated vacation credits from their return to work are less than those which the employees would be entitled to, according to continuous service as at June 30th of the reference year, such employees will be given the opportunity to take the difference as time off without pay.

30.05 When a weekly or monthly rated employee is transferred to an hourly rate, the vacation period shall be based on his status as of June 30th in the current year.

R 30.06 The weekly rate of pay for vacation for employees shall be computed as follows:

         The vacation pay of every employee will be based on his/her average weekly earnings during the reference period (or part of reference period), from July 1st to June 30th of every year and according to the percentages stated at Article 30.02.

R 30.07 The first two weeks that fall completely in August shall be considered as the Standard Vacation Period during which the plant will be shut down insofar as possible, but wherever practical, the Company will provide work for those employees who are not eligible for vacation under this plan.

         30.07.01 Wherever practical, vacations will be given during the last two (2) weeks in July and the first two (2) weeks in August. The Company reserves the right to select employees from those eligible for vacation to work during this period, such employees will take their vacation at such other time as may be arranged. In circumstances other than emergency, when an employee is required to take his vacation outside the Standard Vacation Period, he shall be notified at least ninety (90) days prior to the commencement of the Standard Vacation Period.

         30.07.02 Employees entitled to more than two (2) weeks of vacation in the current year may be permitted to take such additional weeks of vacation in the succeeding year, provided such action does not interfere with the Company's operations. Any such delayed vacation must be completed not later than May 31st of such succeeding year.

30.08    Vacation allowance to employees on termination of service

         Employees whose service is terminated, except in the case of discharged employees, will receive their accrued vacation pay with C.O.L.A. under the Company's plan at time of termination of service.

         However, when an employee proceeds on vacation prior to pension but before the end of the reference period, pay shall be calculated based on the flat rate and will be readjusted following the end of the reference period.

R 30.09  The following rules relating to vacation shall apply:

         A)       Rescheduling of vacation at the Company's request

                  When vacation has been scheduled and then rescheduled at Company's request and where an employee has been unable to take the rescheduled vacation because of sickness or accident disability, the Company may buy back the unused rescheduled vacation at vacation rates (calculated on the reference period), or grant such vacation after May 31st of the succeeding year, provided such delayed vacation is completed not later than June 30th of such succeeding year.

         B)       Rescheduling of vacation due to disability

                  If, while on vacation, an employee is hospitalized for a period of over 3 vacation days or suffers a major disability which incapacitates him for over 3 vacation days, the employee may request a re-scheduling of vacation days lost.

                  Upon submission of satisfactory proof by the employee, such as a written hospital report or a written medical report by the treating physician, the Company Health Centre may approve the request based on the review of circumstances of the case. If approved, the Company Health Centre will advise the employee's supervisor who will arrange the new vacation schedule dates.

         C)       Accrued vacation - Employee recalled

                  In the case where an employee is laid-off and recalled to work before receiving a pay cheque for accrued vacations, the Company shall take the necessary steps to cancel the said cheque, unless the employee expresses the desire to accept it.

R 30.10 For purposes of application of Article 30.06, the Company agrees to maintain the existing following practice:

              "If the 52 weeks used for average earnings, meaning the reference period from July 1st to June 30th, include Company sickness and accident disability benefits at the rate of 66-2/3%, such benefits are built up to the equivalent of 8 or 12 (depending on the work schedule) hours times base rate for each day of such benefits before computing average weekly earnings."

         Moreover, the Company agrees that for the application of the practice mentioned above, the same treatment will be applied for short-term disability employees at the rate of 90% and for employees receiving benefits as per the Act respecting Industrial Accidents and Occupational Disease.

         Any other more advantageous modification brought to this administrative practice will have precedence over the preceding practice.

See also letter of understanding # 11.

                  ARTICLE 31 - PENSION PLAN AND OTHER BENEFITS

31.01 The Company will provide a Pension Plan and Other Benefits as fully described in the Pension/Benefits Appendix to this Agreement.

31.02 The Company agrees that, during the life of the current Agreement, there will be no reduction in the benefits provided by certain Company-wide programs.

                        ARTICLE 32 - PRODUCTION STANDARDS

32.01 When an employee fails to meet the output rates established in new or revised production standards, the Company practice of adjusting staff and re-examining lay-out, methods, materials and other related factors will be followed in an attempt to correct the problem. Should the employee continue to be unable to meet the required output, the Company will arrange a meeting with the Union Representative to discuss the pertinent data related to the problem before any further action is taken by the Company.

                     * ARTICLE 33 - COST OF LIVING ALLOWANCE

R 33.01 The Statistics Canada February 2001 Consumer Price Index (1992 base) published in March 2001 (115.2) will be the base for all calculations of the cost of living allowance.

R 33.02 The amount of the Cost of Living Allowance will be calculated on changes, upward or downward, in the Consumer Price Index (1992). This calculation will be in accordance with the following schedule:

                              Published in (and
                              payable in the
        CP Index for          first pay period
        the month of          thereafter)              COLA Formula

        2001 August               September            $0.01 for each 0,0679
             November             December             change in the CPI (1992
        2002 February             March                base)


        2002 May                  June                 $0.01 for each 0,0679
             August               September            change in the CPI (1992
             November             December             base)
        2003 February             March

        2003 May                  June                 $0.01 for each 0,0679
             August               September            change in the CPI (1992
             November             December             base)
        2004 February             March

        2004 May                  June                 $0.01 for each 0,0679
             August               September            change in the CPI (1992
             November             December             base)
        2005 February             March

        2005 May                  June                 $0.01 for each 0,0679
             August               September            change in the CPI (1992
             November             December             base)
        2006 February             March

         2006     May              June                  $0.01 for each 0,0679
                                                         change in the CPI (1992
                                                         base)

         The adjusted Cost of Living Allowance will be paid from the beginning of the pay period following publication of the index.

         In no event will a decline in the Consumer Price Index (1992) below the base figure published in March 2001 (115.2) result in a reduction in the negotiated wage scales.

         Furthermore, no change, retroactive or otherwise, will be made due to any revision in any published Statistics Canada Consumer Price Index figures.

R 33.03 The cost of living allowance payable under the prior agreement has been folded into all wage schedules as follows:

         a) Effective date of ratification, $0.40 of the $2.05 (June 2001) has been folded into all schedule rates and the remaining $1.65 per hour shall continue to be paid in addition to wage rates.

         b) Effective June 10, 2002, an additional $0.40 of the $2.05 has been folded into all schedule rates and the remaining $1.25 per hour shall continue to be paid in addition to wage rates.

         c) Effective June 10, 2003, an additional $0.45 of the $2.05 has been folded into all schedule rates and the remaining $0.80 per hour shall continue to be paid in addition to wage rates.

         d) Effective June 10, 2004, an additional $0.40 of the $2.05 has been folded into all schedule rates and the remaining $0.40 per hour shall continue to be paid in addition to wage rates.

         e) Effective June 10, 2005, an additional $0.40 of the $2.05 has been folded into all schedule rates.

R 33.04 Continuation of the allowance is dependent upon the availability of the official monthly Statistics Canada Consumer Price Index (1992 base) calculated on the same basis and in the same form as that published in March 2001.

33.05 Employees shall receive Cost of Living Allowance for all hours worked. The following are considered as worked hours:

         - Straight time hours worked
         - Overtime hours actually worked (excluding overtime allowance hours)
         - Plant Holidays
         - Vacation Hours paid for

         - Bereavement time paid for
         - Jury Duty or Court Attendance time paid for.

See also article 30.

                      ARTICLE 34 - WAGE ADMINISTRATION PLAN
                             GROUPS B-E INCLUSIVELY
                                  MONTREAL AREA

34.01    Hiring Rate

         34.01.01 A newly hired employee will be started at the entry rate for the assigned group and will follow the progression schedule of the group as per Article 39.

34.02    Rerating after upgrading

         34.02.01 An employee who is upgraded will be placed on the group rate of the new job effective at the beginning of the payroll period immediately subsequent to the date of the upgrade.

         34.02.02 An employee upgraded to fill a temporary vacancy, caused through vacation, emergency requirements, or temporary fluctuations in workload, will be rerated to the group rate of the new job effective at the beginning of the payroll period immediately subsequent to the date of such temporary assignment to the higher group. (When the temporary assignment is completed, the employee will be downgraded and derated in accordance with paragraph 34.03.02).

         34.02.03 An employee reinstated or upgraded to a former group will be rerated to the group rate, effective at the beginning of the payroll period immediately subsequent to the date of reinstatement.

34.03    Rerating after downgrading

         34.03.01 When an employee is downgraded, he will be derated to the group rate of the lower group at the beginning of the payroll period one month after the date of downgrading.

         34.03.02 An employee downgraded following a temporary assignment will be derated to the group rate of his former group at the beginning of the payroll period immediately subsequent to the date of downgrading.

                       ARTICLE 35 - PRODUCTION TECHNICIANS

If during the life of the collective labour agreement the Company hires production technicians, the Company and the Union shall negotiate the working conditions and salaries for this group of employees.

                      ARTICLE 36 - WAGE ADMINISTRATION PLAN
                      APPRENTICES A1 AND A2 - MONTREAL AREA

36.01 Apprentices A1 and A2 will commence at the rate to be determined by means of entrance qualifying exams administered by an independent source and will advance on a progression schedule, (defined in article
         40). Progression through the grades will take place by means of qualifying exams (practical and theoretical).

36.02 A new employee who passes the qualifying exams for a grade A3 level job for which he applies, will start at grade A1. After 2,000 hours, he will be reclassified at A2 and after 4000 hours, he will be reclassified at grade A3, if he possesses the licences, or when he possesses them.

36.03 Apprentices A1 and A2 who have reached a progression step shall remain at their current grade level until they have passed the qualifying exams for the next grade level as outlined in the job description for their trade.

36.04 Apprentices A1 and A2 who have passed their qualifying exams as in paragraph 36.03 above, will be rerated to the appropriate trades classification retroactively to the date of their reaching the progression step providing such qualifying exams are passed under normal circumstances within three (3) months of said date.

36.05 Apprentices A1 and A2 who have been at a progression step rate for three (3) months and have failed the qualifying exams, as outlined in paragraph 36.03 above, shall be granted a three (3) month extension in order to pass the qualifying exams.

         An extension could be given to an employee who, for reasons out of his control, cannot meet the delays prescribed.

         Apprentices A1 and A2 who pass the qualifying exams during the extension period shall be rerated to the appropriate trades classification retroactive to the start of their extension period.

         Failure to pass the qualifying exams during the extension period could result in removal of these employees from the apprentice A1 or A2 category and these employees could either be relieved or transferred to a non-trade assignment if vacancies are available. The Company will arrange a meeting with the Union representative to discuss the pertinent data related to the problem before any action is taken by the Company.

                          ARTICLE 37 - RATE PROTECTION

37.01    Rate Protection due to the Effect of Lack of Work or Job Re-Evaluation

         Employees with five (5) years or more of continuous service downgraded through no fault of their own, from a group to which they were assigned, will maintain the rate of pay in effect at time of downgrade during the life of this agreement.

         During the protection period, employees will be granted rate adjustments resulting from contract negotiations based on the group held prior to the downgrade.

R 37.02 Rate Protection will only cease under the following conditions:

         a)     Downgrade to any group at employee's own request.

         b) Refusal to take a higher graded job up to the protected group where the incumbent possesses the qualifications for that job. When such a job becomes available, the Company will notify the employee in writing, with copy to the union.

         c) Failure to meet job requirements, if assigned to a similar job and given a period of orientation.

         d) Refusal to accept his former job(s) or failure to meet the job requirements of his former job(s) up to the protected group level.

37.03 Prior to the removal of rate protection from an employee under sub-sections (b), (c) or (d), the Company will arrange a meeting with the Union Representative to discuss the pertinent data related to the problem before any further action is taken by the Company.

37.04    Rate Protection - Recall

         Employees with ten (10) years or less of continuous service who return from a lay-off in excess of one (1) year shall return to the rate of pay for the assigned group.

         Employees with more than ten (10) years of continuous service who return from a lay-off in excess of two (2) years shall return to the rate of pay for the assigned group.

         Employees returning from elected lay-off shall return to the rate of pay for the assigned group.

                          * ARTICLE 38 - SKILLED TRADES

38.00 This article is aimed to complete and clarify the work conditions related to skilled trades group but not to restrict or reduce the impact of the rest of the collective agreement for this group.

R 38.01 When found necessary, the Company will establish in consultation with the Union an evaluation and training program, in any of the following skilled trade competency fields:

         Toolmaking-Machining             Calibration
         Electro-Electrical               Mechanic machine fix (mechanical pit)
         Mechanical
         Plumbing, HVAC

38.02 For purposes of filling a skilled trades vacancy, a trades employee who transfers back to the bargaining unit, after an absence of less than three (3) years, shall have his service with the Company credited as Union service immediately. If the trades employee returns to the bargaining unit, after an absence of more than three (3) years, he will be credited immediately with prior Union service in the bargaining unit. After one (1) year in the bargaining unit, the Union service of the trades employee affected will be adjusted on the basis of full Company continuous service.

38.03 When lack of work necessitates decreasing the skilled trades work force, A3 trades employees will be retained first in preference to apprentices, A1 and A2 employees in that sequence.

38.04 The Company will provide opportunities, when the need arises, to all available trades employees to keep abreast of technological advances in their trades. The opportunity for such training will be given to those employees provided they are willing and have the prerequisite academic qualifications or the relevant experience to be so trained.

         Trades employees who require specialized training will be chosen at the Company's discretion. Other employees of the same trade group will receive the same training within a reasonable amount of time not exceeding six (6) months. If necessary, a six (6) month extension period will be granted to complete such training following prior discussion between the Company and the Union.

         A letter will be sent to the Union listing the names of the candidates selected prior to them proceeding on course; such a list will also include the names of those employees who refused offered training.

38.05 The Company shall limit the use of outside contractors and will advise weekly (on Thursday) for the next week, in writing, the district representative. Such notice will describe the nature of work and the number of outside contractors by trade.

         Outside contractors will not perform work normally performed by trades employees while any such trades employees immediately available to do the work are surplus, about to be laid off or are on layoff. This restriction will not apply to work assignments of limited duration (5 days).

         No contractor (journeyman) will get a job in the bargaining unit before it is offered to employees laid off or about to be laid off.

         * See also article 24 re: overtime.

         38.05.01 Whenever possible, the Company will endeavour to have skilled trades work performed by Company skilled tradesmen. Consequently, work requests initiated by technology or engineering of manufacturing groups will be channeled through a designated trades department manager, prior to such work being contracted to outside suppliers. The Union must be advised prior to such work being sent outside.

38.06    Emergency "call-in"

         In reference to articles 28.02 and 28.03:

         i) When a trades employee reports to work on a "called-in" emergency, he shall receive overtime for any time worked, or a minimum of four (4) hours pay at the employee's base rate whichever is greater.

         ii) A trades employee who is called in, due to emergency, to work outside his regular shift and continues to work into his regular shift shall continue to be paid at his overtime rate until the completion of the work on the emergency assignment and will then revert back to his standard hourly rate for the balance of his regular shift.

38.07 The Company will repair or replace tools which the trades employee can show were broken, damaged or worn during the proper use of such tools in the performance of Company duties. In addition, the Company will replace stolen tools provided that the tradesman has taken reasonable precautions to prevent such losses.

         38.07.01 The Company will continue to provide annually appropriate wearing apparel to tradesmen. Damaged wearing apparel will be repaired or replaced by the Company provided that trades employees can show that it was damaged during proper use in the performance of their duties.

38.08    a)  Company  employees, other than skilled trades personnel, shall not perform work normally assigned to trades employees.

         b) The Company agrees to consult with the Union, wherever any changes to skilled trades work is contemplated.

38.09 An apprentice A1, A2 or A3 who is obligated to pass an examination to qualify as a trades employee or a trades employee who is obligated by law to renew his licence or applies for an additional specialization may do so, on Company time, without loss of pay. Payment shall be made after submission of proof by the employee indicating that he has passed the examination.

38.10 When an employee returns to a production group from a trades classification as a result of lack of work, his salary rate will be adjusted according to the provisions of article 34.03.01 or 37.

38.11    Effect of lack of work

         38.11.01 - Selection of Surplus

                    When lack of work necessitates decreasing the work force, the employee with the least acquired service in his actual trade group shall be selected from the declared surplus job; ability also being considered and provided that the Company shall have the right to maintain an efficient work force.

                    It is understood that the term acquired service in this
                    article is defined as the number of years worked in a specific trade within the skilled trades group.

                    It is also understood that an employee who changes trade will see the acquired service in his former trade added for bumping purposes.

         38.11.02 - Bumping/Layoff Procedure

                    a) A surplus employee shall bump in the same trade the
                       employee with the less acquired service.

                    b) If the surplus employee is about to be laid off and was originally transferred to the trades classification from production groups, he shall have the right to fill any production vacancy subject to the provisions of article 12.

                    c) If unable to fill a vacancy under (b) above, and if such surplus employee was transferred from production, he shall have the right to displace the employee having the less seniority within production, as per the provisions of article 12.

               d) The employee placed under (b) and (c) above will be paid according to the provisions of article 34.03.01 or 37.

               e) If the surplus employee about to be laid off has had no prior production experience in the Company, but has the qualifications to fill a production vacancy, he shall have the right to fill such a vacancy subject to the provisions of article 12 and shall be paid as in (d) above.

      38.11.03 In the event that an employee of the trades group faces a layoff, after having exercised all bumping rights according to the collective labour agreement, the latter will be able to bump within the trades group by Union service in a trade he has already occupied.

38.12 Wage administration trades employees, apprentices A1, A2 and A3

      38.12.01 The Wage Administration Plan covering goups A, B, C, D and E also applies to trades employees, apprentices A1, A2 and A3.

      38.12.02 The Company will post notices of job vacancies for trades employees (A3 Group), apprentices A1 and A2. The Company agrees that written applications outlining their qualifications for the job received from employees within three (3) working days will be considered before any hirings are made.

      38.12.03 a) A vacant position that is filled by the reinstatement of an employee in the prior position he had been demoted from, because of a lack of work, will not be posted.

               b) An employee who takes a vacant position posted for a trade for which he does not have the appropriate analysis number will be considered as a new employee, as defined in article 36. In the event that there are surplus employees in the trades group, the selection of the employee will be at first within the skilled trades group. Failure to qualify in the new trade, the employee shall exercise his bumping rights in accordance with article 38.11 for the trades job in which the employee is qualified.

               c) The selection of an employee to fill a vacant position for which he possesses the analysis number will be done by acquired service.

38.13 The Company agrees to post an overtime list of all trades employees. This list will be updated weekly and will include refusals.

         Such list shall also be forwarded weekly to the Union head office.

See also letter of intent # 10.

                            ARTICLE 39 - RATES OF PAY
                               GROUP A-E INCLUSIVE
                                  MONTREAL AREA

===============================================================================================================================
                       GROUP                   Effective          Effective         Effective       Effective       Effective
                                             June 10 2001       June 10 2002      June 10 2003    June 10 2004    June 10 2005
-------------------------------------------------------------------------------------------------------------------------------
===============================================================================================================================
Group A - New employee only
-------------------------------------------------------------------------------------------------------------------------------
From 0 to less than 12 months                     $15,00             $15,00            $15,00          $15,00          $15,00
-------------------------------------------------------------------------------------------------------------------------------
From 12 to less than 24 months                                       $17,42            $17,42          $17,42          $17,42
-------------------------------------------------------------------------------------------------------------------------------
From 24 to less than 36 months                                                         $18,50          $18,50          $18,50
-------------------------------------------------------------------------------------------------------------------------------
From 36 to less than 48 months                                                                         $19,59          $19,59
-------------------------------------------------------------------------------------------------------------------------------
From 48 to less than 60 months                                                                                         $20,68
-------------------------------------------------------------------------------------------------------------------------------
60 months and more / Group A at 21.77*            $21,77             $21,77            $21,77          $21,77          $21,77
-------------------------------------------------------------------------------------------------------------------------------
Group B                                           $22,84             $23,47            $24,27          $25,04          $25,94
-------------------------------------------------------------------------------------------------------------------------------
Group C                                           $23,47             $24,10            $24,91          $25,69          $26,60
-------------------------------------------------------------------------------------------------------------------------------
Group D                                           $23,85             $24,49            $25,31          $26,09          $27,01
-------------------------------------------------------------------------------------------------------------------------------
Group E                                           $24,09             $24,74            $25,56          $26,34          $27,27
===============================================================================================================================
-------------------------------------------------------------------------------------------------------------------------------
* Compensated by lump sum payments
-------------------------------------------------------------------------------------------------------------------------------

                            ARTICLE 40 - RATES OF PAY
                              TRADES CLASSIFICATION
                                  MONTREAL AREA

       ===============================================================================================
                                             Progression schedule in hours worked
       -----------------------------------------------------------------------------------------------
       -----------------------------------------------------------------------------------------------
             CLASS                                  2000         4000         6000          8000
       -----------------------------------------------------------------------------------------------
       ===============================================================================================
       -----------------------------------------------------------------------------------------------
       Effective June 10 2001
       -----------------------------------------------------------------------------------------------
                      Apprentice                   20,70
       -----------------------------------------------------------------------------------------------
                      A1                                        22,04
       -----------------------------------------------------------------------------------------------
                      A2                                                     26,67
       -----------------------------------------------------------------------------------------------
                      A3                                                                   27,96
       -----------------------------------------------------------------------------------------------
       Effective June 10 2002
       -----------------------------------------------------------------------------------------------
                      Apprentice                   21,31
       -----------------------------------------------------------------------------------------------
                      A1                                        22,66
       -----------------------------------------------------------------------------------------------
                      A2                                                     27,34
       -----------------------------------------------------------------------------------------------
                      A3                                                                   28,64
       -----------------------------------------------------------------------------------------------
       Effective June 10 2003
       -----------------------------------------------------------------------------------------------
                      Apprentice                   22,08
       -----------------------------------------------------------------------------------------------
                      A1                                        23,45
       -----------------------------------------------------------------------------------------------
                      A2                                                     28,20
       -----------------------------------------------------------------------------------------------
                      A3                                                                   29,52
       -----------------------------------------------------------------------------------------------
       Effective June 10 2004
       -----------------------------------------------------------------------------------------------
                      Apprentice                   22,81
       -----------------------------------------------------------------------------------------------
                      A1                                        24,21
       -----------------------------------------------------------------------------------------------
                      A2                                                     29,02
       -----------------------------------------------------------------------------------------------
                      A3                                                                   30,36
       -----------------------------------------------------------------------------------------------
       Effective June 10 2005
       -----------------------------------------------------------------------------------------------
                      Apprentice                   23,66
       -----------------------------------------------------------------------------------------------
                      A1                                        25,09
       -----------------------------------------------------------------------------------------------
                      A2                                                     30,00
       -----------------------------------------------------------------------------------------------
                      A3                                                                   31,37
       -----------------------------------------------------------------------------------------------

                    ARTICLE 41 - PROTECTION FOR EMPLOYEES ON
                             WORKFORCE RESTRUCTURING

41.01    In the event the Company decides to:

         a)     fully close its plant facility or,

         b)     do any or all of the following:

                i) transfer work out of the bargaining unit to another Company location,

                ii)   transfer work out of the bargaining unit

                iii) purchase components or parts, currently being produced by employees in the bargaining unit, from sources outside NORDX/CDT,

                iv) permanently eliminate jobs for reasons other than market fluctuations,

                and as a direct result either:

                . 10% or more of employees in the bargaining unit (including those on S&A benefits and Workers Compensation but excluding employees laid off and on L.T.D. benefits), or

                . 10% or more of all bargaining unit employees within an individual skill group, as set out in the "NOTE" below.

                are given, during any period of ninety (90) days, Workforce Restructuring notices, the provisions set out below will apply, as specified.

         c) do what is set out in Article 15.1 of the COEU salaried agreement and, as a direct result, employees in the hourly bargaining unit at the same facility or business are to be given layoff notices within the same ninety (90) day period.

         For the purposes of determining whether the percentages in paragraph
         41.01 b) have been reached, all notices, as described, which have not been cancelled during the operative ninety (90) day period will be counted.

         Notices which have been counted in the determination that the percentages in paragraph 41.01 b) have been reached cannot be counted again.

41.02 The Company will meet with the Union thirty-five (35) weeks in advance of the date of the plant facility closure, or eighteen (18) weeks in advance of layoff occuring as a result of business closure or circumstances set out in paragraph b) above. Following this meeting, the parties will meet again to discuss opportunities to retain or replace work with the aim of minimizing the reduction of employees, including using attrition to manage the extent of such reductions.

         It is understood that such discussions are to be conducted on a confidential basis and the Union undertakes to guard the confidentiality of them.

41.03    The Company will advise the Union and the employees at least sixteen
         (16) weeks in advance of layoffs or as legislation dictates whichever is greater. This obligation will not apply retroactively to the layoffs which did not, at the time notices were given, meet the percentages set out in paragraph 41.01 b) but together with subsequent layoffs, resulted in these percentages being met within the ninety (90) day period. This obligation will not apply to employees given notice of layoff due to the circumstances set out in paragraph 41.01 b) which occur in another skill group within the same ninety (90) day period but do not meet the percentage set out in paragraph 41.01 b).

41.04 In the circumstances set out in paragraph 41.01 b) above and during the first thirty (30) days of the notice period under paragraph 41.03 above, employees within each affected skill group will be offered the opportunity to retire early with a lump sum calculated in accordance with the Voluntary Retirement Option set out in paragraph 41.08 below and in accordance with the following:

         a) Employees who are eligible for an early retirement with a Class A or B pension will be offered, in descending order of Union service, the first opportunity and, if the number set out in
                41.04 b) below has not been exceeded, employees eligible for an early retirement with a Class C pension will be offered in the same way the remaining opportunity, if any. After this, employees who qualify for bridging, in accordance with Company practice (for a maximum of 104 weeks) to any of the above Classes, will be offered in the same order of Class and in the same way any opportunity which was not taken.

         b) The total number of those retiring under 41.04 a) shall not exceed 100% of the number of employees within each affected skill group:

                i)   who have been given notice(s), pursuant to paragraph 41.03,

                ii)  who have contributed to the percentages in paragraph 41.01
                     b) being reached,

                iii) who have received notices of Restructuring in the
                     circumstances set out in paragraph 41.01 b) within the prior portion of the particular ninety (90) day period and are within the same business or skill group.

         c) Pension dates shall be no later than the end of the notice period, except in the circumstances set out in paragraph 41.01
                a) when unused vacation credits may be used to reach a pension date.

         d) The affected skill groups will be those included for the purposes of paragraph 41.01 b).

41.05 In the circumstances described in paragraph 41.01, the affected employees who have received notice pursuant to paragraph 41.03 may request a transfer to a job vacancy within the bargaining unit and selection shall be made as per Article 12.

         The Company shall provide the appropriate training where required for the employee to perform the job in a satisfactory manner.

41.06 In the event that the Company moves an operation pursuant to 41.01 or a job to another Company location outside of the bargaining unit, the following procedure will apply:

         a) An employee on an affected job will exercise his bumping rights in accordance with the Collective Agreement.

         b) If the employee is unable to maintain his grade under (a) above, he may request to be transferred at the same or another Company location, if a vacancy is available and local collective agreements permit. The Company will provide job training where required for the transferred employee to perform the job in a satisfactory manner.

         c) In the event the Company moves a plant facility to any other location in Quebec during the life of this Agreement, the Company agrees that employees will have a preferred right to be transferred with their job to the new location.

         d) If, as a result of such a move of operation or job, the employee is required to move to a location greater than eighty (80) kilometers from his present location, the Company will pay reasonable moving costs.

         e) The Company will give sixty (60) days notice, whenever possible, to employees who are to be transferred to a new location.

41.07 All employees, laid off pursuant to notices given under paragraph 41.03 or pursuant to notices within the same skill group(s) as a result of the circumstances set out in paragraph 41.01 b) within the particular ninety (90) day notice period, will be entitled to choose to take the Supplementary Unemployment Benefits (SUB) to which they are entitled under Article 13 or to elect to be terminated and forfeit their recall rights by receiving severance pay allowance in accordance with the following table:

         Continuous service                                     Severance pay

         1 year but less than 2 years                              1 week
         2 years but less than 3 years                             2 weeks
         3 years but less than 4 years                             3 weeks
         4 years but less than 5 years                             4 weeks
         5 years but less than 6 years                             7 weeks
         6 years but less than 7 years                             8 weeks
         7 years but less than 8 years                             9 weeks
         8 years but less than 9 years                            10 weeks
         9 years but less than 10 years                           11 weeks
        10 years but less than 11 years                           14 weeks
        11 years but less than 12 years                           17 weeks

         Three weeks additional pay for each full year of continuous service thereafter.

         In the event the Company decides to fully close the plant facility, the above Severance table will be modified to reflect the entitlements contained in the Layoff Allowance table in Article 13.02.

         An employee who elects to be terminated and forfeit recall rights after the end of the notice period and who is in receipt of the Supplementary Unemployment Benefits (SUB) will be subject to the following penalty:

                                  Penalty Table

         Week after expiration                              Benefit Groups
         of notice period completed                     1          2         3

                     1                                  0          0         0
                     2                                  0          0         0
                     3                                270        310       390
                     4                                540        620       780
                     5                                810        930      1170

         Thereafter, each subsequent
         week's penalty will increase by:             270        310       390
                                                      ---        ---       ---
         until 52 weeks                               470        490       540

         Note : The above listed table will be adjusted by the Company each quarter to reflect changes in COLA and base rates.

         In the circumstances described in paragraph 41.01 a), employees may, if eligible and upon Company approval, proceed on pension prior to the commencement of layoff. They will be entitled to receive a lump sum payment in accordance with the formula set out in paragraph 41.08.

41.08    Voluntary Retirement Option

         The lump sum paid in connection with the exercise of the Voluntary Retirement Option will be as follows:

         a) Employees eligible for an early retirement with a Class A, B or C pension will be paid twenty-six (26) weeks of regular weekly wages, except those employees having thirty (30) years of pensionable service prior to the end of the notice period who shall be paid $27,000 or twenty-six (26) weeks of regular wages, whichever is greater.

         b) Employees who qualify for bridging to the above Classes will be entitled to sixteen (16) weeks of regular weekly salary.

         NOTE:

         Skill groups shall be defined as follows:

                  -        Production
                  -        Skilled trades

                       ARTICLE 42 - MODIFICATION, RENEWAL
                                 AND TERMINATION

R42.01 This Agreement shall become effective on June 10, 2001 and shall remain in full force and effect up to and inclusive of June 9, 2006. The terms of this agreement, may be changed or amended by mutual consent of the parties hereto, such changes or amendments shall take the form of Appendices to the original agreement.

42.02    Either party may give to the other party a written notice of its desire to amend, modify or terminate the Agreement, said notice to be sent not more than ninety (90) days prior to the date of termination. Within ten (10) days after such notice is given, a conference shall be held for negotiations.

42.03 After written notice of modification or termination has been given by either party within ninety (90) days preceding the date of termination indicating the parties' desire to negotiate for a new agreement or for the revision of the present agreement, all the conditions contained in the present agreement shall be considered as remaining in force during such time as may elapse before it is found that the parties are unable to reach agreement and the right to strike or lock-out has been acquired or until a new or modified agreement is completed.

42.04 Collective bargaining concerning the modification and/or renewal of this Agreement shall be conducted by the duly authorized bargaining representatives of the Company and the duly authorized bargaining representatives of the Union. The parties to such bargaining shall notify each other of the names of such representatives and of any subsequent changes which may occur.

IN WITNESS thereof the parties thereto have executed this Agreement on June 10 2001 in the City of Pointe-Claire.

FOR THE COMPANY                        FOR THE UNION

----------------------------------     -----------------------------------------

Guylaine Branchaud                     Gary Carter

----------------------------------     -----------------------------------------

Stephen Augustine                      Daniel Bourdeau

----------------------------------     -----------------------------------------

Dominique Larouche                     Serge Letourneau

----------------------------------     -----------------------------------------

Michael O'Reilly                       Jacques Legault

----------------------------------

Claude Sauve

                R # 1 - LETTER OF INTENT - DEFINITION OF "GROUPS"

For the purpose of the application of the Collective Labour Agreement, the term "Group" applies for all Nordx/CDT employees.

The group A employees with an hourly pay rate different than $16.18 at the date of ratification will have their pay rate frozen, but will receive the COLA fold-in and the annual increases as lump sum payment. Moreover, lump sum contributions will be made to their pension plan and OT hours worked will be compensated.

This situation will prevail until the pay rate for all group A employees catches the pay rate of the employees mentioned above.

For clarification of this letter and for indicative purpose only, the following will reflect the equivalence between old classifications (grades and levels) and the new classification (groups):

Job titles                  Analysis #      Grade        Level         Group
Receiving agent               120            26            2             B
Quality auditor               301            27            3             C
Blue room & dry test          108            27            3             C
Braider operator              116            25            1             A
Sr Bix cond. regl.            122            28            4             D
Bruderer conduc. regl.        113            27            3             C
Tool inspector                403            27            3             C
FEP isolating line            119            28            4             D
PVC isolating line            102            27            3             C
Locate operator               109            25            1             A
Warehouse selector            201            26            2             B
Assembly operator             115            25            1             A
Bix DVO operator              112            26            2             B
Jacketing operator            105            27            3             C
Packaging auditor             117            27            3             C
Reelex                        107            25            1             A
Shop clerk                    111            25            1             A
Trucker primary               29937A         24            1             A
Strander 4PR operator         104            25            1             A
Trucker final                 29937B         24            1             A
Twisters TT                   103            25            1             A
Bekaert                       101            26            2             B
Strander 26 operator          194            26            2             B
Lab. operator connectivity    26165          26            2             B
Plastic molding               114            27            3             C
RMA cycle count               202            26            2             B
Shipping coordinator          11576          27            3             C

Strander #2                   184            25            1             A
Twister-Rewinder              29935          25            1             A
Oiler                         404            26            2             B

                           R # 2 - LETTER OF AGREEMENT
                                      FUNDS

         One Cent Per Hour Paid

         The Company and the Union will meet to discuss and mutually agree on the use of the one cent ($0.01) per hour, per employee, for all hours paid from the date of ratification of this Agreement onward.

         Charitable Fund

         Effective on the date of ratification, the Company shall make quarterly contributions to the Charitable Fund equal to $0.02/hour for each straight time hour worked. All contributions shall be forwarded to registered Canadian charitable organizations, such as St. Justine Hospital and Montreal Children's Hospital.

                            R # 3 - LETTER OF INTENT
                                RETIREMENT TERMS

         For purposes of the application of Article 41 and Letter # 6, the Company agrees to interpret the following retirement terms as follows and as described in the pension plan defined in the benefits manual:


                       Male                                    Female

         Class A       Age 60 + Service 20                 Age 60 + Service 20
                                                           Age 55 + Service 20 if employed
                                                           by Nortel in May 1973

         Class B       Age 55 + Service 30 (voluntary)     Age 55 + Service 25 (voluntary)
                       Age 55 + Service 25 (early)

         Class C       Service 30                          Service 30

                             # 4 - LETTER OF INTENT
                                   GAINSHARING

2001 06 10

Mr. G. Giarrusso
President
Canadian Union of Communication Workers
502 - 90e avenue
LaSalle (Quebec) H8R 2Z7

Dear Mr. Giarrusso,

In order to improve the performance of the plant, both the Company and the Union agree to introduce a Gainsharing Incentive Program based on factors which impact the profitability and/or proper functioning of the plant.

The elements and payout schedules will be determined by the Company on an annual basis.

The Company agrees to communicate the cumulative results of the program on a periodic basis. Information required for the proper understanding of the program will be shared with the Union and a joint committee will be formed to monitor and communicate the results of the program.

The Company will annually revise the contents of the program and will communicate it to the Union by August 15 of the current year.

Yours truly,

Guylaine Branchaud
Director, Human Resources

                             # 5 - LETTER OF INTENT
                                    STUDENTS

     Summer students' hiring will be allowed between May 15 and August 15 of each year. Those students will not accumulate continuous service nor Union service.

     No students' hiring will be allowed when there are employees of any group on layoff.

     The summer students' salary will be $10.00 per hour for the duration of the Collective Labour Agreement.

                             # 6 - LETTER OF INTENT
                             PRE-RETIREMENT PROGRAM

1.   Definition

     An employee who is eligible for pension (class A or B) or will be eligible within the next twelve (12) months may request to participate on a voluntary basis in the pre-retirement program. After a period of twelve
     (12) months maximum, he shall proceed on pension. The Company will not refuse such requests without valid reason and will inform the Union when employees proceed on this program.

2.   Conditions

     a) The employee will be requested to work three (3) or more regular work days per week and will have such work days scheduled two (2) weeks in advance.

     b) For the duration of the program, continuous service will be accumulated as if the employee was working regular hours.

     c) For the duration of the program, the employee will be requested to work on a job at the same group, or lower to that which he held prior to his participation in the program and for which he is qualified or possesses the qualifications. The employee will maintain the rate of pay in effect at the time of his participation.

     d) An employee who participates in the pre-retirement program will be entitled to all Company benefits including sickness and accident. For the purpose of calculating sickness and accident benefits, the first day of absence will be the employee's first scheduled work day.

     e) Vacation pay will be calculated as if the employee was normally at work.

     f) An employee who is selected for a job vacancy must terminate his participation in the pre-retirement program.

     g) If mutually agreed to, this program may be extended only once for an additional twelve (12) months.

3.   Re-instatement

     a) The employee must notify his immediate manager if he wishes to terminate his participation in the pre-retirement program. He will be reinstated within three (3) weeks of such request to his former job or exercise his bumping rights in accordance with article 12.

     b) An employee who terminates his participation in the pre-retirement program may not re-apply.

                            R # 7 - LETTER OF INTENT
                  MOVEMENT IN AND OUT OF VARIOUS SHIFT PATTERNS

     2001 06 10

     Mr. G. Giarrusso
     President
     Canadian Union of Communication Workers
     502 - 90e avenue
     LaSalle (Quebec)  H8R 2Z7

     Dear Sir,

     The following describes the understanding between the Company and the Union with reference to shift pattern changes.

     The Company may implement a five (5), six (6) or seven (7) day shift pattern whenever it effectively addresses the Company's business/customers' needs. Should business needs require more than a 15 shift operation, the Company will normally first move to a 6-day pattern prior to a 7-day pattern. Should production schedules warrant a 7-day pattern immediately, the Company will meet with the Union to verify if the demands of the operation are being met. The expected duration of shift pattern changes will be for a minimum of twelve (12) calendar weeks.

     The Company will give thirty (30) days advance notice to the Union before implementing such changes. The Union will be given the opportunity for full discussions and will have the opportunity to suggest alternatives. The Company will consider these alternatives prior to making the changes.

         Yours truly,



         Guylaine Branchaud
         Director, Human Resources

                             # 8 - LETTER OF INTENT
                            SURPLUS MACHINE OPERATOR

         As a clarification of the application of clauses 12.05.02 and 12.05.03, in the case of a surplus machine operator group B and above, before filling a vacancy:

         a) The most junior machine operator on the job analysis in the department affected will displace a shorter Union service employee, on a job for which he is qualified, down to group B.

         b) When the operator is unable to displace at group B, he will be allowed to displace a shorter Union service helper at group A within his department before displacing a shorter Union service helper at group A in the business unit.

                  Reference: article 12B.

                          # 9 - LETTER OF INTENT - RATE
                     ADJUSTMENT FOR EMPLOYEES ON DISABILITY

         Rate adjustments resulting from contract negotiations will also be applied to employees who are receiving disability benefits in accordance with the Company's Plan, at the time these rate adjustments become effective.

         Reference: article 39 & 40.

                            R # 10 - LETTER OF INTENT
                               DEFINITION OF TERMS

         In order to ensure the correct understanding of this Collective Agreement, the following definitions shall prevail:

         a)     Similar

                A similar job means a job in which 50% or more of the content corresponds to the content of a job for which the incumbent is qualified.

         b)     Orientation

                Orientation refers to training of the type given on a promotion in order to complete the qualifications required for a job similar to the one previously held.

         c)     Possesses the qualifications

                Possesses the qualifications refers to an employee having the skills, ability and experience to do a job.

         d)     Qualified

                Qualified refers to an employee having satisfactorily performed the job previously, excluding temporary assignments and temporary postings.

         e)     Consult

                It is understood that in application of this Collective Agreement the wording "Agreed to consult with the Union" is defined as: "Agreement to inform, discuss with and consider the opinion of the Union and/or the District Representative".

         f)     Familiarization

                The following clarification applies to all references to familiarization periods contained in this collective agreement:

                It is understood that by the end of the familiarization period, the employee should have achieved, or through continuous and progressive improvement must have demonstrated the potential to achieve, the rates as defined in the production standards.

         g)     Temporary Assignments

                A "temporary assignment" means an assignment due to a workload increase for a period of less than a month or an assignment to replace an employee on a leave of absence.

         Reference: articles 12B and 38.

                         # 11 - LETTER OF UNDERSTANDING
                              VACATION CALCULATIONS

         It is understood that, in the application of article 30.06, employees who are laid off and recalled during the period of July lst to June 30th of the following year shall have their vacation entitlement calculated as follows.

         The actual number of days on layoff will be calculated and sixty (60) days will be subtracted from this total. The difference will be divided by thirty (30) and each such complete thirty (30) day period will reduce the employees' vacation entitlement by the appropriate amount, as outlined in the article 30.05 vacation reduction table.

         Examples of the above application are as follows:

         Example A

         Layoff date         Recall date                         Days absent

         Jan. 15             Feb.27                Jan.          =       16
                                                   Feb.          =       26
                                                                         --
                                                   Total         =       42

         April 26            May 16                April         =       04
                                                   May           =       15
                                                                         --
                                                   Total         =       19

                             Total days absent                   =       61
                             Subtract 60 days                    =    -  60
                                                                         --
                             Difference                          =        1 day

         Thirty (30) day periods = 0, therefore, no reduction in vacation entitlement.

         Example B

         Employee with eleven (11) years of continuous service.

         Layoff date         Recall date                         Days absent

         Jan. 14             Mar. 28               Jan.          =       17
                                                   Feb.          =       28
                                                   March         =       27
                                                                         --
                                                   Total         =       72

         April 22            June 20               April         =       08
                                                   May           =       31
                                       81

                                                   June        =         19
                                                                         --
                                                   Total       =         58

                             Total days absent                 =        130
                             Subtract 60 days                  =        -60
                                                                       ----
                             Difference                        =         70 days

         Thirty (30) day periods = 2, therefore, vacation entitlement reduction would be:

                  Two 30-day periods x 2 days each = 4 days reduction.

         Therefore, in this example, the employee would
         have a potential vacation of                                    20 days
         Vacation paid on layoff (July 1-Jan.14) would have been        -12
                                                                        ---

         Difference                                                       8

         Reduction as per above                                          -4
                                                                       ----

         Remaining paid vacation entitlement                              4 days

         Reference: article 30.

                          N # 12 - LETTER OF AGREEMENT
                                    OVERTIME

WHEREAS since the signing of the collective agreement which was signed on June 10th 1996, the operation on a twelve (12) hour shift schedule has led to various difficulties of application and differences of interpretation regarding articles
24.04 and 24.05 of the collective agreement;

WHEREAS the parties have agreed upon and wish to set out the manner in which these provisions shall be interpreted and applied;

THE PARTIES HAVE THEREFORE AGREED AS FOLLOWS:


1) The overtime opportunities referred to in article 24.04 shall be offered to active employees within the same job analysis number and within the same team (i.e. Unit 1 - teams 1 and 2; or Unit 2 - teams 3 and 4) (hereinafter referred to as the "Job/Unit"). Hours are to be calculated based on their overtime hour-value.

2) Overtime opportunities will be calculated over six (6) week periods established by the Company and the Union (hereinafter designated "Reference Period").

3) Article 24.04 will be deemed respected if the difference in hours of overtime attributed from the top to bottom employee in the Job/Unit over the Reference Period is forty-eight (48) hours or less.

4) The remedy set out in article 24.05, 2/nd/ paragraph shall apply only to those active employees, if any, in the Job/Unit who are in the said deficit position of more than forty-eight (48) hours, and only to the extent necessary to reduce the said deficit to forty-eight (48) hours.

5) Should however the said deficit not be reduced to forty-eight (48) hours within the next Reference Period or the six (6) week recovery period set out in article 24.05, 2/nd/ paragraph, whichever is longer, the compensation provided for in article 24.05, 3/rd/ paragraph will then be paid to the employee or employees at the blended rate in the next pay period so as to bring the deficit to forty-eight (48) hours; in such event, the number of hours of overtime attributed to the employee or employees will be adjusted to take into account this payment (e.g. P-12).

6) No deficit hours will be paid in the event they resulted from the application of "F or U Codes" as describe in the following point 9.

7) For the purposes of article 24.04 and of calculating overtime hours attributed to employees, each employee will be attributed all hours of overtime offered whether actually worked or not.

8) For greater certainty, the following overtime hours will be attributed to employees who otherwise could have worked these hours:


         (a) hours of overtime available for employees whom the Company is unable to reach by telephone to offer the overtime, which shall be recorded as MESS-20 or MESS-24;

         (b) hours of overtime refused by the employee shall be recorded as R-20 or R-24;

         (c) hours of overtime worked by others where employees are deemed unavailable, as in the following situations:

(i) employees on a scheduled vacation day (excluding plant holidays) recorded as VP-20 or VP-24;

(ii)  employees on sick leave, recorded as D-20 or D-24;

(iii) employees on light duty, recorded as LD-20 or LD-24; (according to medical restrictions, employees may be allowed to perform OT if permitted by his/her physician)

(iv) employees absent because of an employment injury, recorded as CSST-20 or CSST-24.

9) In addition, the following special rules of computation of attribution of overtime hours apply:

      (a) in the event of an interdepartmental transfer or an inter Unit transfer, employees will be attributed the average number of overtime hours in their new Job analysis number once their training has been completed; (training should not exceed 6 working days for Group A jobs and a period mutually agreed upon by the parties for all the other jobs)

      (b) should an employee neglect to notify the Company at least twelve (12) working hours before the start of any scheduled overtime (i.e. overtime accepted by the employee that he is unable toT report to work he will be attributed twice the scheduled overtime hours (e.g. F-40 or F-48);

      (c) similarly, should an employee fail to finish the full number of hours of scheduled overtime, the employee will be attributed that number of hours, plus four (4) (e.g. U-26 or U-32);

      (d) The OT database will be posted weekly in a mutually agreed location.


10) Similarly, the foregoing provisions apply in the context of 12-hour shift operations; should operations be modified to an eight (8)-hour shift basis, overtime hours attributed to employees will be reset to zero(0), but, the Company shall endeavour to apply the provisions of article 5 above to any deficit of greater than forty-eight (48) hours then existing.

11) Employees on overtime loaned within the manufacturing operations will be attributed all overtime hours that exceed forty-eight (48) hours within a six (6)-week reference period; the code reflected will be L-20 or L-24. The Company understands the Union's concerns at this point regarding potential favouritism; hence the Company agrees to meet and discuss with the Union, upon request from its part, regarding the application of this point, one (1) year after the date of the ratification of the Letter of Agreement.

12) For greater certainty, the provisions of the present Letter of Agreement do not apply to any 8-hour shift operations.

Reference: article 24 and 25

                          N # 13 - LETTER OF AGREEMENT
                            RETIREMENT ALLOWANCE PLAN

In case of an employee's death, the Company agrees that the actuarial estimate of the Retirement allowance plan (RAP) will be transferred to the legal succession of the employee who was eligible to the allowance before his decease. However, only the portion accountable to Nordx/CDT will be transferred.

                            R # 14 - LETTER OF INTENT
                                 BENEFITS MANUAL

         2001 06 10

         Mr. G. Giarrusso
         President
         Canadian Union of Communication Workers
         502 - 90e avenue
         LaSalle (Quebec)  H8R 2Z7

         Dear Sir,

         During the transaction between Nortel and Nordx in 1996, the benefits manual effective then was transfered to Nordx, without being re-printed nor modified.

         The Company then agrees to adapt the manual "Your Benefits Program" from Northern Telecom in order for it to reflect the actual reality and to print them in sufficient quantity to give a booklet to every employee.

         The Company agrees to proceed to the adaptation and printing of the manual in the best delays following the ratification of the Agreement.

         Yours truly,


         Guylaine Branchaud
         Director, Human Resources

                        N # 15 - LETTER OF UNDERSTANDING
                                GROUP A EVOLUTION

The group A employees with an hourly pay rate of $16.18 at the date of ratification will follow a progression scale considering their seniority at the date of ratification. Therefore, the more an employee has seniority at the date of ratification, the faster he/she will attain the maximum pay rate of the group.

The wage table according to years of service at ratification date will be the following:

--------------------------------------------------------------------------------------------------------
                                              Effective
--------------------------------------------------------------------------------------------------------
 Seniority on June      On June 10   On June 10    On June 10    On June 10    On June 10    On June 10
      10 2001            2001          2002          2003          2004          2005          2006
--------------------------------------------------------------------------------------------------------
 Less than 24
      months             17.17         18.16         19.20         20.19         21.18         21.77
--------------------------------------------------------------------------------------------------------

 From 24 to less
 than 36 months          17.76         18.75         19.79         20.78         21.77         21.77
--------------------------------------------------------------------------------------------------------

 From 36 to less
 than 48 months          18.35         19.34         20.38         21.37         21.77         21.77
--------------------------------------------------------------------------------------------------------

 From 48 to less
 than 60 months          18.94         19.93         20.97         21.37         21.77         21.77
--------------------------------------------------------------------------------------------------------
 60 months and
      more               19.53         20.52         20.97         21.37         21.77         21.77
--------------------------------------------------------------------------------------------------------

                        N # 16 - LETTER OF UNDERSTANDING
                    MANAGEMENT OF GROUP A EMPLOYEES AT $21.77

The Company and the union agree that the Group A employees paid at the pay rate of $21.77 as per letter of agreement no.1 of the collective agreement will be managed as per the following system:

Each of these employees shall identify upon ratification of the collective agreement three (3) jobs of Group B or higher, which will form his list of preferential jobs, according to his own personal choice.

When a job will be posted that will be part of the list of preferential jobs of the employees mentioned above, the employees who have it in their list will have to apply, if not they will stop receiving the lump sum payments prescribed by letter of agreement no. 1. The job will be given to the applicant having the most seniority, provided that no other employee having more seniority has applied.

In the case where a group B or higher job is posted but is not included in any list of preferential jobs, it will be offered by seniority to the employees receiving the lump sum payments. If no employee accepts the job, it will be given to the employee receiving the lump sum payments having the least seniority, provided that no other employee having more seniority has applied.

                        N # 17 - LETTER OF UNDERSTANDING
                                BENEFITS INCREASE

The Company agrees to provide the following increases to the benefit package of the bargaining unit employees:

- Glasses: coverage increased to $180 (an employee will be able to use this $180 amount for a laser visualoperation,one time)
- Para-medical fees: coverage increased to $750
- Massotherapy ($10 by treatment paid by the employee)

                        N # 18 - LETTER OF UNDERSTANDING
                    SUPPLEMENTARY UNEMPLOYMENT BENEFITS (SUB)

1. In the case of a laid-off employee's death, the provisions of paragraph 41.07 of this agreement shall apply to the estate.

2. Layoff Allowance and Lump Sum Payment

      a) An employee with fifteen (15) or more years of continuous service may elect to receive a layoff allowance in a single payment. This option is not subject to qualification for UIC. The entitlement for this single payment will be as follows:

          Continuous service at date of layoff                  Layoff allowance

          Period                     But                        No. of
          completed                  Less Than                  weeks' pay

          15 years                   16 years                   22 weeks

          Three (3) weeks additional allowance for each full year of continuous service thereafter.

      b) The payment will be based on the employee's regular work week hours (excluding overtime) and on his equivalent weekly rate of pay at the date of layoff excluding COLA.

         c) The layoff allowance shall be based on the employee's overall continuous service after deducting the amount received as a result of previous layoff excluding the layoff allowance received prior to 1988.

         d) Should this individual be later recalled within a time interval shorter than that covered by the number of weeks of layoff allowance granted, the amount of layoff allowance paid to the employee for the excess number of weeks shall be considered as an advance in pay by the Company and repayable through payroll deductions at the rate of 10% of such employee's wages per pay period.

         e) In subsequent layoffs, the layoff allowance of an employee who previously elected a lump sum payment shall be based on his overall continuous service after deducting the amount received as a result of previous layoffs. Furthermore, his layoff allowance entitlement at any future date shall not be restored.

         f) An employee electing to receive Supplementary Unemployment Benefits forfeits selection of a single payment on any subsequent layoff.

         g) Should a situation arise, beyond the control of the Company, which necessitates the layoff of more than 50% of the workforce, employees affected may elect only the SUB plan.

3. An employee having at least five (5) years of continuous service can forfeit his recall rights and receive a layoff allowance in a lump sum. The layoff allowance shall be one (1) week of salary for each full year of continuous service.

4.       Layoff Allowance and Supplementary Unemployment Benefits

         It is agreed that in the event of major changes to the Unemployment Insurance regulations negatively impacting the payment under the Supplementary Unemployment Benefit Plan, the Company agrees to revert to the former layoff allowance plan, with the schedule of the 1996-2001 collective labour agreement, if so requested by the Union.

                     APPENDIX "A" - PENSION BENEFITS
              FOR EMPLOYEES GROUPS A, B, C, D, E AND TRADES

   1.   PREAMBLE

   1.1 This appendix, which shall form part of the Collective Labour Agreement (hereinafter called the "Agreement"), describes amendments to those plans which shall be in effect for active employees during the term of the Agreement, information relating to cost sharing, and reference to preservation of those Company plans which are not contractually covered.

   1.2 The effective dates of amendments of these plans, where applicable, are are noted in the relevant paragraphs hereafter.

   1.3 The term applicable shall be as defined for the Agreement, except with respect to the Pension Plan which shall be for the term from June 10, 2001 to the end of the collective agreement.

   1.4 Agreements with respect to the plans described in this appendix may be changed or amended by mutual consent of the parties hereto, with such changes or amendments to be in the form of appendices to the Agreement. The benefits payable under these Company plans will remain unchanged in the event of changes in Government plans. If legislation is introduced to increase the level of coverage to be provided, benefit design may be changed to maintain the current cost sharing level. Any changes to these plans must be cost neutral to the employer. The duration of the Agreement cannot be affected by such changes or amendments.

   1.5 The plans, hereinafter called the "Plan(s)" covered by this appendix shall be continued automatically at the expiry of the Agreement until a new agreement is ratified or until the Union is entitled by law to commence legal strike or the Company is permitted to lockout.

   1.6 For the purposes of this appendix, the following definitions shall prevail:

        1.6.1 Benefit Group shall mean the categories of job classifications or groups determined as follows:

                Benefit Group           Group               Class

                    1                     A               23 to 25
                    2                    B, C             26 to 27
                    3                    D, E             28, 29 & Trades

         1.6.2 "Eligible dependents" shall mean, for purposes of paragraphs 2, 3, 4, 5, 9 and 10 of this appendix:

              (i) "Spouse" means the individual of the opposite sex or same sex who is legally married to the employee and not living separate and apart from the employee or, if the employee so elects, who is not living with the employee at the time of the employee's death; or if neither of these is applicable a person of opposite sex or same sex who is not married to the employee, but is an individual with whom the employee has been cohabiting for a period of one year immediately preceding the employee's death and who had been publicly represented as the domestic partner of the employee.

              (ii) Unmarried natural or legally adopted, dependent children of the employee or spouse who are:

                    1) living or deemed to be living with the employee
                       including those where support for benefit coverage has been dictated by a court order; and

                    2) (a)    under age 21, or

                       (b) over age 21,but not over age 25, and are full-time students at an accredited college or university; and,

                    3) (a)    Canadian citizens, or

                       (b)    landed immigrants;

              (iii) physically or mentally handicapped financially dependent children, regardless of age, provided:

                    a)   they were handicapped and dependent prior to age 21, or

                    b) they were handicapped and dependent between age 21 and age 25 and were full-time students at an accredited college or university at the time they became handicapped and dependent.

                    (c)  (i)  Canadian citizens, or

                         (ii) landed immigrants;

              (iv)  Dependent parents.

              The above eligible dependents shall be ranked in descending order of priority.

   1.7    "Spouse" shall mean, for the purpose of paragraph 11 of this appendix:

     a) the person of the opposite sex who is legally married to the employee or, if the employee so elects, is not living with the employee at the time of the employee's death; or

     b) the individual of the opposite sex who is not married to the employee, but is an individual with whom the employee has been cohabiting for a period of one year immediately preceding the employee's death and who had been publicly represented as the domestic partner of the employee; or

     c) such other individual who is required to be recognized as the spouse of the employee pursuant to the Quebec Supplemental Pension Plans Act, for the application of particular provisions of the Plan.

1.8 All employees hired after February 2, 1996 shall become eligible for coverage under the Plans referred to in paragraphs 2, 3, 4, 5, 8 and 9 on the first day of the month following the month in which the employee completes 12 months' continuous service.

2.   INSURER'S SUPPLEMENTARY HOSPITAL PLAN

     The Company will continue to provide the insurer's Supplementary Hospital Plan as in effect immediately prior to the term of the Agreement. The cost of this Plan will be paid by the employees, including any increases in premiums during the term of the Agreement.

3.   INSURER'S EXTENDED HEALTH CARE PLAN

     The Company will continue to provide the insurer's Extended Health Care Plan as in effect immediately prior to the term of the Agreement. The cost of this Plan will be paid by the Company, including any increases during the term of the Agreement relating to the services covered by the Plan.

4.   INSURER'S VISION CARE PLAN

     The Company will continue to provide the insurer's Vision Care Plan as in effect immediately prior to the term of the Agreement. The cost of this Plan will be paid by the Company.

R 5. INSURER'S DENTAL PLAN

5.1 The Company will continue to provide a Dental Plan as in effect immediately prior to the term of the Agreement, with coverage for expenses incurred up to December 31, 2001, on the basis of the 2000 Quebec Dental Association Schedule for General Practitioners for the services covered by such Plan. The cost of this Plan, including any increases during the term of the Agreement, will be paid by the Company.

5.2 Effective January 1, 2002, the 2001 Quebec Dental Association Schedule for General Practitioners will apply.

5.3 Effective January 1, 2003, the 2002 Quebec Dental Association Schedule for General Practitioners will apply.

5.4 Effective January 1, 2004, the 2003 Quebec Dental Association Schedule for General Practitioners will apply.

5.5 Effective January 1, 2005, the 2004 Quebec Dental Association Schedule for General Practitioners will apply.

5.6 Effective January 1, 2006, the 2005 Quebec Dental Association Schedule for General Practitioners will apply.

6.   SICKNESS AND ACCIDENT PLAN

6.1 The Company will continue to provide a Sickness and Accident (S&A) Plan as in effect immediately prior to the term of the Agreement.

6.2 For the purpose of determining eligibility for payment under this Plan, hospitalization shall mean treatment as an in-patient or on admission to a Day Surgery Unit for procedures conducted under a general anesthetic or either under intravenous anesthetic or local anesthetic where such procedures had been formerly required to be done under general anesthetic.

R 7. LONG TERM DISABILITY PLAN

7.1 The Company will continue to provide the Long Term Disability (LTD) Plan as in effect immediately prior to the term of the Agreement.

7.2 Effective June 10, 2001, this Plan will provide monthly income benefits in accordance with the following schedule for those eligible employees whose S&A Plan benefits expire after May 31, 2001.

         Benefit Group                        Monthly income
                  1                                $1800
                  2                                $1925
                  3                                $2200

7.3 During the period for which an employee is eligible to receive LTD Plan benefits, participation will continue in the following Plans:

               .    Supplementary Hospital
               .    Health Care

         .    Dependent Life
         .    Retiring Allowance Plan
         .    Pension
         .    Group Life Insurance - Parts I and II
         .    Survivor Transition Benefit

     Coverage for Group Life Insurance - Parts I & II and the Survivor Transition Benefit in effect at the date of disability will prevail during the period for which an employee is eligible to receive LTD Plan benefits.

7.4 For those eligible employees whose S&A Plan benefits expire after date of ratification, for the purposes of determining eligibility for the first twelve (12) month period under the LTD Plan, disability shall mean that an employee is unable to perform the duties of any job in the bargaining unit on a full-time basis. Following expiry of such period, disability shall mean that an employee is disabled to an extent preventing performance of any job for which the employee is reasonably suited by education, training and experience.

     Notwithstanding the above definition, if it is confirmed that an employee is eligible for primary disability benefits under the Canada/Quebec Pension Plan, this employee will then be also eligible for benefits under the LTD Plan.

7.5 LTD Plan benefits shall not be terminated without at least one (1) month's notice to the recipient unless the employee returns to work.

R 8. GROUP LIFE INSURANCE PLAN

8.1 The Company will continue to provide, on an optional basis to employees, life insurance through Group Life Insurance Plan - Part I, hereinafter called "Part I", as in effect immediately prior to the term of the Agreement except as indicated in 8.1.1 and 8.1.2 below.

     8.1.1   The entire cost of the Plan will be paid by the Company.

     8.1.2 The Plan will provide insurance coverage under Part I in accordance with the following schedule for those eligible employees whose insurance coverage is in effect on the date of ratification.

                      Benefit Group              Insurance Coverage
                            1                        $33,000
                            2                        $34,500
                            3                        $37,000

     8.1.3 Employees retiring with a pension date on or after the date of ratification, will continue to have insurance coverage under Part 1 in accordance with the following schedule:

               Benefit Group                Insurance Coverage
                     1                            $28,000
                     2                            $29,500
                     3                            $32,000

       and will continue to have the reduction formula in effect as of the date of ratification.

R 8.2 The Company will continue to provide, on an optional basis to employees, life insurance through Group Life Insurance Plan - Part II, hereinafter called "Part II", as in effect immediately prior to the term of the Agreement, except as indicated herein below.

       The premium rates for Part II for each $1000 of coverage will be as follows:

                                     Monthly Cost
                            Male                        Female
        Age          Smoker      Non-Smoker        Smoker     Non-Smoker
       to 35         $0.12          $0.06          $0.05         $0.03
       36-45         $0.25          $0.12          $0.12         $0.07
       46-55         $0.59          $0.32          $0.28         $0.18
       56-60         $0.89          $0.65          $0.53         $0.36
       61-64         $1.69          $0.99          $0.79         $0.55

       The smoker rates apply to anyone who has smoked a cigarette or used any tobacco product one time in the past year.

       These rates will be adjusted as per renewal arrangements made with the carrier.

8.3 The Company will continue to provide, on an optional basis to employees, life insurance through the Dependent Life Plan as in effect immediately prior to the term of the Agreement, except as indicated herein below.

       The premium rates for Dependent Life will continue to be:

             Spouse             Child               Monthly Rate
             $ 5,000            $2,500                 $1.35
             $10,000            $5,000                 $2.69
             $25,000           $10,000                 $6.24

       These rates will be adjusted as per renewal arrangements made with the carrier.

8.4 The other terms and conditions of this Plan will remain in full force and effect as reflected in the applicable insurance contract.

9.       SURVIVOR TRANSITION BENEFIT PLAN

9.1 The Company will continue to provide a Survivor Transition Benefit Plan as in effect immediately prior to the term of the Agreement subject to paragraph 1.6.2.

9.2 During the period which an eligible dependent is in receipt of STB, participation will continue in the following Plans but the cost will be paid by the Company:

         .     Extended Health Care Plan
         .     Dental Plan
         .     Vision Care Plan

R 10.    RETIREMENT ALLOWANCE PLAN

10.1 The Company will continue to provide a Retirement Allowance Plan as in effect immediately prior to the term of the Agreement subject to paragraph 1.6.2. The Retirement Allowance Schedules and formulae will be based on the following:

         R 10.1.1 The amounts set out in the schedules in effect immediately prior to this agreement will be increased on the 2000 schedule by 3% on June 10 of 2001, by 3% on June 10 of 2002, by 2% on June 10 of 2003 and by 1% on June 10 of 2004.

10.2 Employees will be entitled to payment under the Plan if, as of their pension date, they have at least ten (10) years of continuous service. The amounts set out in the Schedules will be payable monthly commencing with the month in which the pension date falls and continuing until the month age 65 is reached, except that for retirement at age 65 there will be only one payment.

R 10.3 An employee entitled to the Retirement Allowance Plan may elect to receive, either as a lump sum or as monthly payments during any period up to age 71, the present value of the scheduled amount discounted at the rate prescribed for the first fifteen (15) years for non-indexed pensions, for the month in which the payment of the benefits commences under the Canadian Institute of Actuaries Recommendations for the computation of transfer values from registered pension plans effective on June 1st 1996 or at the date of calculation.

10.4 If a retired employee who is entitled to a retirement allowance dies prior to all payments being made, the remaining payments will be paid monthly on the same basis to eligible dependents.

10.5 Where employees retire with a class E pension and are entitled to a retirement allowance, the amount as set out in the Schedule will be reduced actuarially for each month by which the employee's age is less than 65.

R 11.    PENSION PLAN

R 11.1   Effective June 10, 2001, the Company has replaced the Northern
         Telecom Negotiated Pension Plan by a defined contribution pension plan. The defined contribution pension plan will include, subject to the approval of the supervisory pension authorities, the provisions specified below during the applicable term stated in paragraph 1.3 above.

11.2 All employees will be eligible to participate to the defined contribution pension plan.

11.3 Service under the defined contribution pension plan will be defined as continuous service with the Company, including the continuous service with Northern Telecom up to February 2, 1996.

11.4 Base earnings under the defined contribution pension plan will be defined as the basic remuneration, exclusive of such items as overtime pay, special bonus, Company contributions to any benefit plan, or other extra earnings.

         Basic remuneration will mean the employee's standard hourly wages determined by multiplying his hourly base rate of pay by the number of regularly scheduled hours assigned to his job classification.

         Base earnings in respect of any period of absence from work will mean the rate in effect immediately prior to such absence.

11.5 Employees participating to the defined contribution pension plan will be able to contribute through payroll deduction and/or make lump sum contributions subject to the limitations of the Income Tax Act and Regulations.

         Such employee contributions will be voluntary.

R 11.6 The Company contributions to the defined contribution pension plan will be determined as follows:

         i)   Basic Contributions

              The Company will contribute a percentage of the employee's base earnings. For a given calendar year, such percentage will be determined in accordance with the following schedule which is based on the sum of the employee's age and service on January 1st of the said calendar year.

         Sum of Age and Service                          Basic Company Contributions
          (in completed years)                               (% of base earnings)
             less than 40                                            3.0%

                40 to 49                                               3.5%
                50 to 59                                               4.0%
                60 to 69                                               4.5%
                70 to 79                                               5.0%
                80 to 89                                               6.0%
               90 and more                                             7.0%

         ii)  Matching Contributions

              The Company will also contribute an amount equal to one half (50%) of the employee's contributions, up to a maximum of 1% of his base earnings.

         iii) Grandfathering Employees

              Instead of the contributions provided for in i) and ii) above, for the employees that were to be called "grandfathered" employees specifically for the pension plan, the Company will contribute a fixed percentage of their base earnings during the applicable term stated in paragraph 1.3 above. Therefore, the Company will not match the contributions made by the "grandfathered" employees, if any.

              Such percentage will be determined individually so as to replicate the benefits that would have been provided by the Northern Telecom Negotiated Pension Plan if the grandfathered employee had continued participation in that plan until retirement. It will be determined as of February 2, 1996 and will not thereafter be re-adjusted.

              More specifically, such percentage will be determined on the basis of the following:

              a)  Provisions of the Northern Telecom Negotiated Pension Plan

                  Those in effect as of February 2, 1996, except for the benefit rates which are deemed to increase over the next five (5) years by 5% the first year, 3% the second and third years and 2.5% the fourth and fifth years, resulting in a cumulative increase which is a function of the number of years until retirement as follows:

                  Years until Retirement                            Increase
                    (in completed years)
                         1 or less                                    5.00%
                             2                                        8.15%
                             3                                       11.39%

                             4                                       14.18%
                         5 or more                                   17.03%


                  The automatic post-retirement indexation provisions and the joint and survivor form of payment of the Northern Telecom Negotiated Pension Plan will therefore be taken in account in determining the Company contribution intended to replicate its benefits.

              b)  Assumptions

                  Earnings' increases                None
                  Investment return                  8.00% per year
                  Annuity purchase rates             8.00% per year
                  CPI increases                      3.75% per year
                  Assumed retirement age             Earliest age the employee would have
                  qualified                          for an unreduced pension under conditions
                  A,                                 B or C or, if later, attained age as of
                  Feb.2/96                           plus one year

         iv)  Period of Absence

              The Company will contribute in accordance with the above during any period of absence with pay or any period of absence without pay resulting from a disability, parental leave or maternity leave, subject to the limitations of the Income Tax Act and Regulations. However, the Company will not contribute during any other period of absence without pay.

R 11.7 The normal retirement age under the defined contribution pension plan will be 65 whereas the earliest retirement age is defined by amendment no. 2 of the Company's Negotiated Defined Contribution Pension Plan.

R 11.8 The Company contributions to the defined contribution pension plan will be fully and immediately vested.

11.9 On retirement, termination of employment or death of the employee, the benefits provided by the defined contribution pension plan will be equal to the accumulated value of the employee's and vested Company contributions. Such value will be subject to the locking-in requirements of the applicable provincial pension legislation.

11.10 The defined contribution pension plan will be a separate pension plan registered with the Regie des rentes du Quebec. It will therefore be administered by a pension committee.

11.11 The pension committee of the defined contribution pension plan will be made up of the following seven (7) members:

         a)       four (4) representatives of the Company;
         b)       two (2) representatives of the employees;
         c)       a third party to be designated by the Company.

11.12 The administration expenses of the defined contribution pension plan will be paid by the Company whereas the custody and investment expenses will be assumed by the employees.

11.13 Any remaining details regarding the operation of the defined contribution pension plan, e.g. the selection of the custodian, administrator and investment manager(s), the allowed number of changes in investment directions per calendar year, the frequency of employee statements, etc. will be decided by the pension committee.

12.      OTHER COMPANY PLANS

12.1 The Company proposes to continue the following during the term of the Agreement.

               .  Travel Accident Insurance
               .  Registered Retirement Savings Plan

12.2 While the Company will not reduce the level of benefits of the Plans referred to in 12.1 above during the term of the Agreement, it reserves the right to amend the terms and conditions of such Plans in order to conform to existing or future legislation, to ensure that they may best meet the objectives for which they were established, and to enable their administration to be carried out with prudence and economy in the interest of all participants therein.

13.      GENERAL

13.1 The Company shall furnish the Plan text(s), as soon as practicable, after signing the Agreement, for review and comment by the Union. The other documents referred to below will be furnished at appropriate times for review and comment by the Union.

13.2 The Company will furnish the Union with copies of the administrative procedures, benefits description and approved authorized texts covering the employee benefit Plans referred to in paragraphs 2 to 12 of this appendix.

13.3 As soon as it is practicable hereafter, the Company will provide each employee with a benefits description referred to in this appendix.

13.4 The Company will ensure that all the Plans covered by this appendix are adjusted to reflect legislation precluding discrimination with respect to age, sex, and marital status, except to the extent that such legislation so permits.

13.5 The Company confirms its intention to maintain its present practices with respect to the handling of statutory and Company benefits as these apply to retirees. In the event a change appears desirable, the Company will discuss such changes in advance with the Union.

13.6 Procedures shall be determined on a basis which is mutually acceptable to the Union and the Company. Items for discussion shall in general be limited to those matters pertaining to the benefits covered by this appendix and may include application thereof to future retirees.

13.7 The Company will furnish the Union with such information with respect to the operations of applicable benefit plans as shall be mutually acceptable to the parties or required by legislation, including:

         . Copy of the annual information return to the province of registration for the Pension Plan.

13.8 The Union consents to the application by the Company, through partial funding of the latter's costs in providing improved employee benefits in accordance with the Agreement and with prior Collective Labour Agreements between the Union and the Company, of the reductions equal to at least 5/12th that have been or may be granted to the Company as to employer's premiums under the Unemployment Insurance Act.

13.9 The Company shall have the exclusive right to determine and change the method and terms of financing the Company Health Care Plans, Group Life Insurance - Parts I and II and the Dependent Life Plan provided under the Agreement, subject to the following conditions:

         a) no change will take place without at least 3 months prior notice to the Union,
         b) no change will have the effect of reducing the value of any benefit,
         c) no change will affect the method of claims settlement except as shall be mutually agreed between the parties, and
         d) the Company shall furnish the Union with a full accounting as to the disposition of any surplus or deficit attributable to employee contributions.